   As filed with the Securities and Exchange Commission on June 25, 1999

                                                 Registration No. 333-78657
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         Tanning Technology Corporation
             (Exact name of registrant as specified in its charter)

        Delaware                   7379                  84-1381662
     (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of            Industrial         Identification Number)
    incorporation or        Classification Code
      organization)               Number)

                                ----------------
                      4600 South Ulster Street, Suite 380
                             Denver, Colorado 80237
                                 (303) 220-9944
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                Henry F. Skelsey
                            Chief Financial Officer
                         Tanning Technology Corporation
                      4600 South Ulster Street, Suite 380
                             Denver, Colorado 80237
                                 (303) 220-9944
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:
       Frederick H. Fogel, Esq.            William J. Whelan, III, Esq.
   Fried, Frank, Harris, Shriver &           Cravath, Swaine & Moore
               Jacobson                         825 Eighth Avenue
          One New York Plaza                 New York, New York 10019
       New York, New York 10004                   (212) 474-1000
            (212) 859-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Proposed Maximum  Proposed Maximum
 Title of Each Class of Securities     Amount to be    Offering Price  Aggregate Offering    Amount of
          to be Registered              Registered       Per Share          Price(1)      Registration Fee
----------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par value per
  share..........................       4,600,000          $11.00         $50,600,000      $14,066.80(2)
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Registration fee was paid with the initial filing of the Registration Statement.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED      , 1999

                             4,000,000 Shares

                                [TANNING LOGO]

                         Tanning Technology Corporation

                                  Common Stock

                                 -------------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $9.00 and $11.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "TANN."

  The underwriters have an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                     Underwriting
                                            Price to Discounts and Proceeds to
                                             Public   Commissions    Tanning
                                            -------- ------------- -----------
Per Share .................................  $           $            $
Total......................................  $          $            $

  Delivery of the shares of common stock will be made on or about    , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

        Salomon Smith Barney

                CIBC World Markets

                        ING Barings LLC

                                                    Adams, Harkness & Hill, Inc.

                          Prospectus dated    , 1999.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Cautionary Notice Regarding Forward-Looking Statements...................  15
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  27
Management...............................................................  39

                                                                            Page
                                                                            ----
Certain Transactions.......................................................  52
Principal Stockholders.....................................................  54
Description of Capital Stock...............................................  56
Shares Eligible for Future Sale............................................  59
United States Tax Consequences to Non-United States Holders................  61
Underwriting...............................................................  64
Notice to Canadian Residents...............................................  67
Legal Matters..............................................................  68
Experts....................................................................  68
Where You Can Find More Information........................................  68
Index to Consolidated Financial Statements................................. F-1

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

                               ----------------

   Tanning Technology Corporation and the Tanning logo are our trademark. We have filed for registration of this trademark.

                     Dealer Prospectus Delivery Obligation

   Until    , 1999, 25 days after the commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully.

   Unless otherwise indicated, all references in this prospectus to the number of outstanding shares of our common stock:

  . give effect to an amendment of our certificate of incorporation to increase the number of our authorized shares of common stock to 50 million and to convert our existing Class A, Class B and Class C common stock into one class of common stock on the basis of a 1 for 3.05 reverse stock split in the case of the Class A and Class C common stock, and a 1 for 2.67 reverse stock split in the case of the Class B common stock, immediately prior to this offering; and

  . do not include the number of shares that we will issue if the underwriters exercise their over-allotment option.

In addition, the information in this prospectus assumes that the initial public offering price will be $10.00 per share, the midpoint of the range disclosed on the cover of this prospectus.

                                    Tanning

   We are an information technology services provider that architects, builds and deploys enterprise solutions for companies throughout the world. We specialize in large, complex, integrated solutions that incorporate online transaction processing and very large databases. Internet technologies are a central part of our solutions, enabling direct interaction among customers and business partners on the World Wide Web, and among employees within organizations on their private intranets. Our clients include Ameritech, Blockbuster, BSkyB, E*Trade, Federal Express, Maersk Line, MCI WorldCom, R.R. Donnelley Financial and U S WEST.

   We focus on the most challenging and critical assignments in the information technology industry. Our solutions typically involve:

  .  ultra-high transaction rates (up to millions per hour);

  .  very large databases (terabytes of information); and

  . business-critical operational requirements for reliability, scalability, flexibility and availability.

   Our key solutions are:

  . Electronic commerce solutions, which enable businesses to interact with customers, suppliers and other business partners directly and sell products and services through the Internet. For example, we designed international extensions to E*Trade's domestic trading system to enable it to expand its trading services into foreign countries.

  . Enterprise customer relationship management solutions, which enhance a business' ability to identify, attract, retain and support customers using emerging and established channels such as the World Wide Web, direct sales, telemarketing and call centers, direct mail and retail facilities. For example, we redesigned Blockbuster's existing enterprise architecture to effectively manage customer data and account activity information for over 40 million customers and more than 6,000 stores.

  . Core operations solutions, which improve business processes such as billing system integration and order, claim, trade, credit card transaction and operation transaction processing. For example, we created an online transaction processing system for Federal Express capable of handling 1,000 transactions per second on a one-plus terabyte database, enabling Federal Express to obtain information about the performance of its package delivery system in significantly shorter time frames (hours vs.
     days).

   With advances in the Internet and technology, new business models and innovative information technology solutions are emerging that can transform the way companies run their businesses. As part of this evolution of business models, companies are seeking value from electronic commerce, customer relationship management and core operations solutions. We believe that we are differentiated by our focus on, and expertise in, the architecture, complex integration, high volume online transaction processing capabilities and very large databases required to successfully deploy these advanced solutions. For many clients, the systems we build are at the core of their efforts to capitalize on information technology and the Internet.

   Our company traces its history back to 1993 and is currently incorporated in Delaware. Our principal executive office is located at 4600 South Ulster Street, Suite 380, Denver, Colorado 80237, and our telephone number is (303) 220-9944. We maintain a site on the World Wide Web at http://www.tanning.com; however, the information found on our website is not part of this prospectus.

                                  The Offering

Common stock offered by Tanning.....
                                      4,000,000 shares.

Common stock to be outstanding
after this offering.................

                                      19,606,002 shares or 20,206,002 shares if
                                      the underwriters exercise their over-
                                      allotment option in full. These shares do not include 4,909,891 shares reserved for issuance pursuant to options we may issue in the future or 6,126,677 shares subject to outstanding options, in each case pursuant to our stock option plans, as of June 25, 1999.

Use of proceeds.....................  For general corporate purposes, including capital expenditures and working capital.

Proposed Nasdaq symbol..............  TANN

                         Summary Financial Information

   The following table presents our summary condensed consolidated financial information and has been derived from our audited financial statements for the three-year period ended December 31, 1998 and from our unaudited interim financial statements for the three months ended March 31, 1998 and 1999, all of which are included in another section of this prospectus, and from our unaudited financial statements for the year ended December 31, 1995. The information below should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to our consolidated financial statements, each of which is included in another section of this prospectus.

                                                                          Three months ended
                                     Year ended December 31,                   March 31,
                          ---------------------------------------------- ----------------------
                             1995        1996        1997        1998       1998        1999
                          ----------- ----------- ----------  ---------- ----------  ----------
                                    (in thousands, except share and per share data)
Statement of Operations
 Data:
Net revenues............       $4,815     $12,809    $26,107     $33,289     $5,183     $11,305
Gross profit............        2,798       6,240     11,385      18,348      2,295       5,813
Income (loss) from
 operations.............          954       2,852       (269)      3,384       (846)      1,134
Net income (loss).......          954       2,823         73       2,303       (471)        819
Basic and diluted
 earnings (loss) per
 share..................                             $  0.01     $  0.15    $ (0.03)    $  0.05
Diluted weighted average
 shares outstanding.....                          13,718,710  15,232,236 14,647,552  16,323,342

                                                               March 31, 1999
                                                             -------------------
                                                             Actual  As adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $ 7,183   $43,133
Working capital.............................................  15,587    51,537
Total assets................................................  25,117    61,067
Long-term debt, net of current portion......................     429       429
Total stockholders' equity..................................  18,596    54,546

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes, before you purchase any shares of our common stock.

Risks Related to Our Business

Inability to manage our growth could have a material adverse effect on the quality of our services, our ability to retain key personnel, and our business

   Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 28% from 1997 to 1998. Our staff increased from 120 full-time employees at December 31, 1997 to 148 at December 31, 1998, and to 177 at March 31, 1999. Our future success will depend on our ability to manage our growth effectively, including:

  . continuing to train, motivate, manage and retain our existing employees and attract and integrate new employees;

  .  improving our business development capabilities;

  .  maintaining high rates of employee utilization;

  .  accurately estimating time and resources for engagements;

  . developing and improving our operational, financial, accounting and other internal systems and controls; and

  .  maintaining project quality.

   Our management has limited experience managing a business of Tanning's size. If we are unable to manage our growth and projects effectively, it could have a material adverse effect on the quality of our services, our ability to retain key personnel, and our business and results of operations.

   In anticipation of business growth, we expect to incur costs and expend capital. We can give no assurances that we will continue to grow, or that we will grow at a pace that will support these costs and expenditures. To the extent revenues do not increase at a rate commensurate with these additional costs and expenditures, our results of operations and liquidity could be materially and adversely affected. In addition, we expect that our plans for increases in expenses and capital expenditures over the next two and one-half years to support our growth could negatively impact profitability.

We must attract and retain professional staff in order to complete our projects and obtain new projects

   Our business is labor intensive, and our success depends on identifying, hiring, training and retaining experienced, knowledgeable professionals. If a significant number of our current employees or any of our project managers or senior technical personnel leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. In addition, former employees may compete with us in the future.

   Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. There is currently a shortage of qualified project managers and senior technical personnel in the information technology services field, and this shortage is likely to continue. Furthermore, there is significant competition for employees with the skills required to perform the services we offer. We cannot give any assurances that we will be able to attract a sufficient number of qualified employees in the future, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

We depend heavily on our principal clients; a significant reduction in the work performed for any of them could harm our revenues and operating results

   We derive a large portion of our services revenue from a limited number of clients. Services revenue constitutes substantially all of our revenues. In 1997, our five largest clients accounted for approximately 81%

                                      6--1
of our services revenue, with Ameritech accounting for approximately 41% of our services revenue and Oxford Health Plans accounting for approximately 23% of our services revenue. In 1998, our five largest clients accounted for approximately 70% of our services revenue, with Maersk Line accounting for approximately 31% of our services revenue, U S WEST accounting for approximately 12% of our services revenue and E*Trade and CSX Technology each accounting for approximately 10% of our services revenue. In the first three months of 1999, our five largest clients accounted for approximately 74% of our services revenue, with Maersk Line accounting for approximately 31% of our services revenue and U S WEST, E*Trade, and Ameritech each accounting for approximately 12% of our services revenue. The volume of work performed for our principal clients may not be sustained from year to year, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our financial condition and results of operations. See "Business--Clients" for more information relating to our clients.

Our clients may terminate projects before completion; this could adversely affect our revenues and earnings

   In general, our clients may terminate project engagements upon limited notice and without significant penalty. This makes our results of operations difficult to predict. Our clients' termination of our project engagements would result in lower revenues and underutilized employees and, as a result, would negatively affect our earnings. For example, a client's termination of a significant project in the fourth quarter of 1997 adversely affected revenues, employee utilization and earnings in the first half of 1998. For a further discussion of the impact of this project termination, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We may have difficulty in managing our international operations and expansion, which could adversely affect our business

   We currently have significant operations in Europe and intend to expand our business to other regions, as attractive opportunities arise. Revenues from our existing international operations represented 35% of services revenue in 1998 and in the first three months of 1999 and 86% of our income before income taxes in 1998 and 55% of our income before income taxes in the first three months of 1999. We may incur significant costs in connection with our international expansion.

   There are also risks inherent in doing business in foreign countries, including:

  .  changes in legal and regulatory requirements;

  . enactment of export and import restrictions, tariffs and other trade barriers;

  . currency fluctuations and the on-going conversion to the euro in several member states of the European Union;

  . difficulties in staffing and managing foreign offices as a result of, among other things, distance and language and cultural differences;

  .  political and economic instability;

  .  seasonal reductions in business activity;

  .  longer payment cycles and problems in collecting accounts receivable;
     and

  .  potentially adverse tax consequences.

Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We may fail to accurately estimate the time and resources necessary for the performance of our services, which could reduce the profitability of, or result in a loss on, our projects and damage our customer relationships

   To date, we have generally provided services to our clients on a time and materials basis, although we sometimes work on a fixed-fee or capped fee basis. In the future, we anticipate that an increasing percentage of our client engagements will be subject to fixed-fee or other arrangements that are not solely based on time and materials. Because we work with complex technologies in compressed timeframes and because we have limited experience in pricing engagements on these terms, it can be difficult to judge the time and resources necessary to complete a project. Our failure to accurately estimate the time and resources required for a project, or our failure to complete our obligations in a manner consistent with the project plan upon which our fixed-fee or other arrangements are based, could reduce the profitability of, or result in a loss on, our projects if we are required to devote additional resources to project engagements for which we will not receive additional compensation, and could damage our customer relationships and our reputation.

Quarter to quarter fluctuations in our revenues and earnings could affect the market price of our common stock

   Our revenues and earnings may vary from quarter to quarter as a result of a number of factors, including:

  . number, size and scope of client engagements commenced or completed during a quarter;

  .  employee utilization rates;

  .  unanticipated project terminations, delays or deferrals;

  . the accuracy of estimates of resources required to complete ongoing projects; and

  . the contractual terms and degree of completion of projects in which we are engaged.

   Because a high percentage of our expenses, particularly compensation and rent, are fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in our earnings in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could materially adversely affect the market price of our common stock, even if not reflective of any long-term problems with our business.

We compete in a rapidly evolving and highly competitive industry that has low barriers to entry

   The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Our competitors fall into four major categories:

  . large information technology consulting services providers, such as Andersen Consulting, KPMG, PricewaterhouseCoopers, IBM, EDS and CSC;

  . mid-tier information technology services providers, such as Cambridge Technology Partners and Sapient;

  . Internet professional service providers, such as Modem Media . Poppe Tyson, US Interactive, Proxicom, Viant and Scient; and

  . internal information technology departments of current and potential clients.

   Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs.

   Further, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide information technology consulting services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry. See "Business--Competition" for a further discussion of competition within our industry.

Year 2000 issues could seriously harm our business as a result of reduced demand for our services, internal and external operations difficulties, and potential disputes with, or liabilities to, clients

   The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. Clients' and potential clients' purchasing patterns may be affected by Year 2000 issues as companies expend significant resources to correct or replace their current systems for Year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services, which could adversely affect our business, financial condition and results of operations. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. We also rely, directly and indirectly, on the systems of business enterprises such as clients, suppliers, utilities, creditors and financial institutions, both domestic and international, which could be subject to operational difficulties arising out of Year 2000 issues. In addition, we have made representations to clients regarding Year 2000 compliance and may become involved in disputes regarding Year 2000 problems involving solutions that we have developed or implemented. Any failure on the part of our principal internal systems, other business' systems or the systems that we create for our clients as a result of the Year 2000 problem could seriously harm our business, reputation, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Expansion of our solutions and service offerings may not be successful and we may lose opportunities to expand our business

   In addition to growing our business within the disciplines on which we currently focus, an element of our strategy is to expand our solutions in the area of supply chain management and our service offerings in areas such as business consulting, process innovation and creative design. Successful expansion in these areas will require:

  .  attracting, integrating and retaining talented personnel;

  .  successfully marketing and delivering these services; and

  . successfully establishing relationships with vendors and technology providers.

   Failure to develop additional solutions and service offerings on a timely basis could cause us to lose opportunities for business with both existing and potential clients. We cannot assure you that this expansion will be successful.

We may have difficulty responding to changing technology, industry standards and client preferences, which could cause us to lose business

   Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We cannot give any assurances that we will be successful in addressing these developments on a timely basis or at all. Our failure to respond quickly and cost-effectively to new developments could cause us to lose current and potential business opportunities and have a material adverse effect on our business and results of operations.

   In particular, we have derived a significant portion of our revenues from projects based primarily on:

  . open system technologies, which are standards-based, non-proprietary technologies;

  . multi-tier software architecture, in which the key layers of an application system are separated and optimized independently to improve performance, scalability and reliability;

  .  web-based architectures; and

  .  electronic commerce, generally.

   These areas are continuing to develop and are subject to rapid change. Any factors negatively affecting the acceptance of information processing systems using client/server and web-based architectures could have a material adverse effect on our business, especially if we are unable to develop skills and replacement technologies for these types of information processing systems.

Our business may suffer if growth in the use of the Internet declines

   Because Internet technologies are a central part of our solutions, our business depends upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and our business and results of operations could suffer. Factors which may affect Internet usage or electronic commerce adoption include:

  .  actual or perceived lack of security of information;

  .  lack of access and ease of use;

  .  congestion of Internet traffic or other usage delays;

  .  inconsistent quality of service;

  .  increases in access costs to the Internet;

  .  excessive government regulation;

  .  uncertainty regarding intellectual property ownership;

  .  reluctance to adopt new business methods;

  .  costs associated with the obsolescence of existing infrastructure; and

  .  economic viability of the Internet commerce model.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

   We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected.

   Our strategies to deter misappropriation could be inadequate in light of the following risks:

  . non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries;

  .  undetected misappropriation of our proprietary methodologies;

  .  development of similar software or applications by our competitors; and

  . unenforceability of the non-competition and confidentiality agreements entered into by our key employees.

   If any of these risks materialize, we could be required to spend significant amounts to defend our rights and our managerial resources could be diverted. In addition, our proprietary methodologies may decline in value or our rights to them may not be enforceable. See "Business--Intellectual property rights" for more information concerning our intellectual property.

Others could claim that we infringe on their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation

   Although we believe that our services do not infringe on the intellectual property rights of others, we cannot give any assurances that an infringement claim will be successfully defended. A successful infringement claim against us could materially and adversely affect us in the following ways:

  . we may be liable for damages and litigation costs, including attorneys' fees;

  .  we may be enjoined from further use of the intellectual property;

  . we may have to license the intellectual property, incurring licensing fees;

  . we may have to develop a non-infringing alternative, which could be costly and delay projects; and

  . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

   Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, clients' termination of project engagements and harm to our reputation.

Our business and our client relationships may suffer if we have disputes over our right to resell or reuse intellectual property developed for specific clients

   A portion of our business involves the development of software applications for specific client engagements. Ownership of client-specific software is generally retained by the client, although we retain rights to some of the applications, processes and other intellectual property developed in connection with client engagements. Issues relating to the rights to intellectual property can be complicated. We cannot give any assurances that disputes will not arise that affect our ability to resell or reuse such applications, processes and other intellectual property, damage our relationships with our clients, divert our management's attention or have a material adverse effect on our business, financial condition and results of operations.

Potential acquisitions may result in, among other things, increased expenses, difficulties in integrating target companies and diversion of management's attention

   An element of our strategy includes expanding our solutions and service offerings and gaining access to new technologies through strategic acquisitions and investments when attractive opportunities arise. Some of the risks that we may encounter in implementing this element of our strategy include:

  . expenses and difficulties in identifying potential targets and the costs associated with acquisitions that are abandoned before completion;

  . expenses, delays and difficulties of integrating the acquired company into our existing organization and our company's culture;

  .  diversion of management's attention during the acquisition process;

  . diversion of management's attention following the acquisition process where management has options or other equity incentive rights in the acquired company;

  . expenses of amortizing the acquired company's intangible assets, which could be significant in light of the high valuations of many companies in the information technology industry;

  .  impact on our financial condition due to the timing of the acquisition;
     and

  . expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment, and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We must maintain our reputation and expand our name recognition to remain competitive

   We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and expanding our client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of information technology service providers. If our reputation is damaged or if potential clients are not familiar with us or the services we provide, we may become less competitive or lose our market position. Promotion and enhancement of our name will depend largely on our success in continuing to provide large, complex, integrated information technology solutions. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation will suffer.

Lack of detailed written contracts could impair our ability to collect fees, protect our intellectual property and protect ourselves from liability to others

   We try to protect ourselves by entering into detailed written contracts with our clients covering the terms and contingencies of the project engagement. In some cases, however, consistent with what we believe to be industry practice, work is performed for clients on the basis of a limited statement of work or verbal agreements before a detailed, written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others may be impaired.

Concentration of ownership of our common stock may limit your ability to influence corporate matters

   Immediately following this offering, our executive officers and directors together with Stephen Brobst and entities controlled by AEA Tanning Investors Inc. will beneficially own approximately 82% of the outstanding shares of our common stock.

   A number of our large stockholders are parties to an agreement under which they have agreed to vote in favor of their nominees to our board of directors. Because they will own approximately 66% of the outstanding shares of our common stock immediately following this offering, they will have the voting power to cause their nominees to be elected. If our significant stockholders choose to act or vote together on other matters, they will have the power to control the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers, acquisitions or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price. See "Certain Transactions--Stock Purchase Agreement, Shareholder Agreement and Registration Rights Agreement" and "Principal Stockholders" for more information regarding the stock ownership of our officers, directors and significant stockholders.

Government regulation and legal uncertainties relating to the Internet could adversely affect our business

   Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including on-line content, interaction with children, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, transmission of sexually explicit material, defamation, consumer protection and jurisdiction. Foreign governments have also taken actions to regulate aspects of the Internet, including user privacy and on-line content. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate these and other aspects of the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

Risks Related to this Offering

External factors could adversely affect the market price of our common stock

   There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

   The market price of our common stock could fluctuate significantly as a result of:

  .   our susceptibility to quarter to quarter variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations;

  . economic and stock market conditions specific to information technology services providers;

  . changes in financial estimates by securities analysts following our stock;

  . earnings and other announcements by, and changes in market evaluations of, providers of information technology services;

  . changes in business or regulatory conditions affecting information technology services;

  . announcements or implementation by us or our competitors of technological innovations or new products or services; and

  .  trading volume of our common stock.

   The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of Internet-related and technology companies have frequently reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, have material adverse effect on our business and financial condition.

The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price

   Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. There will be 19,606,002 shares of common stock outstanding immediately after this offering, or 20,206,002 shares if the underwriters exercise their over-allotment option in full. The 4,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The 15,606,002 shares of common stock outstanding prior to this offering are "restricted securities" as defined in Rule 144 and may not be sold in absence of registration other than in accordance with Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

   In connection with this offering, we, our officers and directors and some of our stockholders have agreed, except in limited circumstances, not to sell any shares of common stock for 180 days after completion of this offering without the underwriters' consent; however, the underwriters may release these shares from these restrictions at any time. We cannot predict what effect, if any, market sales of shares held by principal stockholders or any other stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

The net proceeds of this offering may be allocated in ways with which you and other stockholders may not agree

   Our management has significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our management's application of the proceeds on our behalf and you and other stockholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of this offering.

Investors in this offering will experience immediate and substantial dilution

   If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $7.20 per share, representing the difference between our net tangible book value per share as of March 31, 1999, after giving effect to this offering and the assumed public offering price of $10.00 per share. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options. These shares will be issued at a purchase price less than the public offering price per share in this offering. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

Anti-takeover provisions of Delaware's General Corporation Law and our certificate of incorporation could delay or deter a change in control

   Amendments we intend to make to our certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock. For example, we intend to amend our certificate of incorporation to authorize our board of directors to issue up to 5.0 million shares of "blank check" preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. We also intend to amend our certificate of incorporation to provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors could have the effect of making it more difficult for a third party to acquire our company, or of discouraging a third party from acquiring control of our company. See "Description of Capital Stock--Preferred stock," and "Description of Capital Stock--Anti-takeover effects of our certificate of incorporation and bylaws and provisions of Delaware law" for a more complete description of our capital stock, our certificate of incorporation and the effects of the Delaware General Corporation Law that could hinder a third party's attempts to acquire control of us.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. We can give no assurance that the expectations reflected in forward-looking statements will prove to have been correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth under the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update publicly or revise any forward-looking statements.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of approximately $36.0 million, or approximately $41.5 million if the underwriters' over-allotment option is exercised in full, from the sale of the shares of common stock offered by us, at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

   We expect to use the net proceeds of the offering for general corporate purposes, including:

  .  working capital;

  .  additional personnel;

  .  increased facilities; and

  .  computers and network equipment.

   An element of our strategy includes expanding our solutions and service offerings and gaining access to new technologies through strategic acquisitions and investments when attractive opportunities arise. At the present time, we have no understanding, commitment or agreement with respect to any acquisition or investment. Pending these uses, we intend to invest the net proceeds from this offering in U.S. government securities and other investment-grade, interest-bearing instruments.

   The foregoing represents our present intentions with respect to the allocation of the net proceeds of this offering based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions could result in the application of the proceeds of this offering in a manner other than as described in this prospectus. See "Risk Factors--Our management has broad discretion over the use of proceeds from this offering" for a discussion of this risk.

                                DIVIDEND POLICY

   Our board of directors has never declared or paid any cash dividends on our common stock and does not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Our board of directors will make any future determination of the payment of dividends based on conditions then existing, including our earnings, financial condition and capital requirements, as well as such economic and other conditions as the board of directors may deem relevant. In addition, the payment of dividends may be limited by financing agreements that we may enter into in the future.

                                 CAPITALIZATION

   The following table sets forth our capitalization (1) on an actual basis as of March 31, 1999 and (2) as adjusted to give effect to an amendment of our certificate of incorporation to increase the number of our authorized shares of common stock and preferred stock to 50 million and 5 million, respectively, and to the sale of 4,000,000 shares of common stock offered hereby.

   This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to our consolidated financial statements, each of which is included in this prospectus.

                                                      As of March 31, 1999
                                                      ------------------------
                                                       Actual     As adjusted
                                                      ----------  ------------
                                                         (in thousands)
Cash and cash equivalents............................ $    7,183    $   43,133
                                                      ==========    ==========
Long-term debt, net of current portion............... $      429    $      429
Stockholders' equity:
  Common stock, $0.01 par value: 23,753,631 shares
   authorized, 15,498,618 shares issued and
   outstanding, actual (50,000,000 shares authorized,
   19,498,618 shares issued and outstanding, as
   adjusted)(1)......................................        451           491
  Preferred stock, $0.01 par value: no shares
   authorized, no shares issued and outstanding,
   actual (5,000,000 shares authorized, no shares
   issued and outstanding, as adjusted)..............        --            --
  Additional paid-in capital.........................     15,226        51,136
  Retained earnings..................................      2,979         2,979
  Accumulated comprehensive income (loss)............        (60)          (60)
                                                      ----------    ----------
    Total stockholders' equity.......................     18,596        54,546
                                                      ----------    ----------
      Total capitalization........................... $   19,025    $   54,975
                                                      ==========    ==========

--------

(1) Excludes, as of March 31, 1999, 2,852,603 shares reserved for issuance pursuant to options we may issue in the future and 5,402,410 shares subject to outstanding options, in each case pursuant to our stock option plans.

                                    DILUTION

   Our net tangible book value as of March 31, 1999 was approximately $18.6 million, or $1.20 per share. Net tangible book value per share is equal to our total tangible assets minus our total liabilities divided by the number of shares of our common stock outstanding. Assuming we had sold the 4,000,000 shares of common stock offered hereby at an initial public offering price of $10.00, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at March 31, 1999 would have been approximately $54.6 million, or $2.80 per share. This represents an immediate increase in net tangible book value of $1.60 per share to existing stockholders and an immediate dilution of $7.20 per share to new investors. Dilution is determined by subtracting net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                    Per share
                                                                   ------------
   Assumed initial public offering price..........................       $10.00
     Net tangible book value as of March 31, 1999................. $1.20
     Increase attributable to new investors.......................  1.60
                                                                   -----
   Net tangible book value after this offering....................         2.80
                                                                         ------
   Dilution to new investors......................................       $ 7.20
                                                                         ======

   The following table summarizes as of March 31, 1999 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors at an assumed offering price of $10.00 per share and without giving effect to the underwriting discount and assumed offering expenses:

                             Shares purchased  Total consideration
                            ------------------ ------------------- Average price
                              Number   Percent   Amount    Percent   per share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 15,498,618    79%  $15,677,374    28%     $ 1.01
New investors..............  4,000,000    21    40,000,000    72       10.00
                            ----------   ---   -----------   ---
  Total.................... 19,498,618   100%  $55,677,374   100%
                            ==========   ===   ===========   ===

   If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of common stock as of March 31, 1999 would have been $2.99 per share, which would result in dilution to the new investors of $7.01 per share, and the number of shares held by the new investors will increase to 4,600,000, or 23% of the total number of shares to be outstanding after this offering.

   The foregoing tables assume no exercise of any outstanding stock options to purchase common stock. As of March 31, 1999, there were outstanding options to purchase an aggregate of 5,402,410 shares of common stock at a weighted average exercise price of $3.60 per share under our stock option plans. If all of these options had been exercised on March 31, 1999 before the issuance of common stock from this offering, our net tangible book value would have been approximately $38.0 million or $1.82 per share. On issuance of common stock from this offering, our pro forma net tangible book value on March 31, 1999 would have been approximately $74.0 million, or $2.97 per share, the increase in net tangible book value attributable to new investors would have been $1.15 per share and the dilution in net tangible book value to new investors would have been $7.03 per share.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to our consolidated financial statements, each of which is included in this prospectus. The selected financial data presented are for the four years from our formation in February 1995 through year end 1998 and for the three months ended March 31, 1998 and March 31, 1999. The statement of operations data for the three-year period ended December 31, 1998 and the balance sheet information as of December 31, 1997 and 1998 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 are derived from our audited financial statements, which are not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data as of December 31, 1995 are derived from our unaudited financial statements, which are not included in this prospectus. The statement of operations data for each of the three-month periods ended March 31, 1998 and 1999, and the balance sheet information at March 31, 1999 are derived from our unaudited financial statements, which are included in this prospectus. In the opinion of management, the unaudited interim financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

                                                                  Three months ended
                                Year ended December 31,                March 31,
                          -------------------------------------- ----------------------
                           1995   1996       1997        1998       1998        1999
                          ------ -------  ----------  ---------- ----------  ----------
                               (in thousands, except share and per share data)
Statement of Operations
 Data:
Services revenue........  $4,815 $12,763     $25,235     $30,313     $4,613     $11,305
Product sales...........     --       46         872       2,976        570         --
                          ------ -------  ----------  ---------- ----------  ----------
  Net revenues..........   4,815  12,809      26,107      33,289      5,183      11,305
Project personnel
 costs..................   2,017   6,569      14,722      14,941      2,888       5,492
                          ------ -------  ----------  ---------- ----------  ----------
  Gross profit..........   2,798   6,240      11,385      18,348      2,295       5,813
Selling, marketing and
 administrative.........     574   2,055       7,856      12,178      2,321       4,679
Product development
 costs..................     --      431       1,608       2,786        820         --
Sign-on bonus related to
 stock purchase
 agreement..............     --      --        2,117         --         --          --
Management fees--related
 parties................   1,270     902          73         --         --          --
                          ------ -------  ----------  ---------- ----------  ----------
Income (loss) from
 operations.............     954   2,852        (269)      3,384       (846)      1,134
Interest income
 (expense) and other,
 net....................     --      (29)        130         285         96         163
                          ------ -------  ----------  ---------- ----------  ----------
Income (loss) before
 income taxes...........     954   2,823        (139)      3,669       (750)      1,297
Income tax provision
 (benefit)..............     --      --         (212)      1,366       (279)        478
                          ------ -------  ----------  ---------- ----------  ----------
Net income (loss).......  $  954 $ 2,823     $    73     $ 2,303 $     (471)    $   819
                          ====== =======  ==========  ========== ==========  ==========
Basic and diluted
 earnings (loss) per
 share..................                     $  0.01     $  0.15 $    (0.03)    $  0.05
                                          ==========  ========== ==========  ==========
Basic weighted average
 shares outstanding.....                  13,718,710  14,968,974 14,647,552  15,345,327
                                          ==========  ========== ==========  ==========
Diluted weighted average
 shares outstanding.....                  13,718,710  15,232,236 14,647,552  16,323,342
                                          ==========  ========== ==========  ==========
Gross profit from
 services...............  $2,798 $ 6,194     $10,513     $15,372     $1,725     $ 5,813
Income (loss) from
 operations from
 services...............  $  954 $ 3,238     $   467     $ 3,194 $     (596)    $ 1,134

                                        December 31,              March 31,
                                ------------------------------ ---------------
                                 1995   1996    1997    1998    1998    1999
                                ------ ------  ------- ------- ------- -------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents...... $   47 $1,612  $ 7,769 $10,446 $ 6,361 $ 7,183
Working capital................    840    (82)  10,204  14,005  10,002  15,587
Total assets...................  2,118  3,233   16,846  23,923  16,464  25,117
Long-term debt, net of current
 portion.......................    203  1,000      --      460     544     429
Total stockholders' equity.....  1,100     83   12,737  16,772  12,265  18,596

                                     18--1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes to our consolidated financial statements, each of which is included in this prospectus. This prospectus contains forward-looking statements relating to future events and our future financial performance. Actual results could be significantly different from those discussed in this prospectus. Factors that could cause or contribute to such differences include those summarized in the section entitled "Risk Factors," as well as those discussed in other sections of this prospectus.

Overview

   Our revenue is comprised primarily of fees generated for professional services. To date, we have generally provided services to our clients on a time and materials basis, although we sometimes work on a fixed-fee basis. Under time and materials contracts, we recognize revenue as services are provided. Under fixed-fee contracts, we recognize revenue on a percentage of completion basis. In the future, we anticipate that an increasing percentage of our client engagements will be subject to fixed-fee or other arrangements that are not solely based on time and materials. We are generally reimbursed for reasonable expenses under our contracts.

   Our revenue from foreign operations represents revenue for professional services performed for clients outside the United States. Revenue from foreign operations has made an increasing contribution to our total services revenue and we anticipate continued growth in revenue from foreign operations. Foreign operations represented approximately 35% of services revenues in 1998 and the first three months of 1999 and 86% of income before income taxes in 1998 and 55% in the first three months of 1999. The higher relative profitability from foreign operations principally arises because of better employee utilization due to longer term projects of greater dollar value. Additionally, our foreign operations incurred lower overhead costs as compared to our domestic operations due to a lesser number of clients.

   Sales by Tanning Technology Europe Limited, a United Kingdom subsidiary, are currently made in U.S. dollars or its functional currency of pounds sterling. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes.

   Revenue from a limited number of clients has comprised a very substantial portion of our revenues and is expected to represent a very substantial portion of our revenues in the foreseeable future. In 1997, our five largest clients accounted for approximately 81% of our services revenue. In 1998, our five largest clients accounted for approximately 70% of our services revenue. In the first three months of 1999, our five largest clients accounted for approximately 74% of our services revenue. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations. Historically, we have been able to collect the applicable accounts receivable for work performed up to the termination date from clients that have terminated projects. See "Business--Clients."

   In 1998, we had revenue from both services and, to a lesser extent, product sales. We completed the sale of the rights to one of our software products in the third quarter of 1998. We have shifted our business focus to concentrate solely on generating revenues from services.

   Project personnel costs represent our most significant expense and consist primarily of salaries, bonuses and employee benefits for company personnel dedicated to client assignments, and fees paid to subcontractors for work performed on our projects. Subcontractors generally cost us more than our own project personnel; consequently, we usually generate lower gross profit margins by using subcontractors. Non-billable time incurred by our project personnel resulting from start-up time for new hires and training time incurred to upgrade the skills of existing staff may cause gross profit margins to decrease. We plan to increase the number of our project personnel in order to support our planned revenue growth.

   Selling, marketing and administrative expenses consist primarily of salaries, bonuses and employee benefits for non-project personnel, occupancy costs, staff recruiting costs, travel expenses, depreciation expenses and promotional costs. Our sales and marketing costs are expected to increase as a percentage of revenue in the future as we enhance our selling effort. We also expect to expand geographically by opening new offices in 1999 and 2000. This will require us to purchase office equipment and computer and networking equipment, both of which will increase our depreciation expenses.

   In anticipation of business growth, we expect to incur costs and expend capital. We can give no assurances that we will continue to grow, or that we will grow at a pace that will support these costs and expenditures. To the extent revenues do not increase at a rate commensurate with these additional costs and expenditures, our results of operations and liquidity could be materially and adversely affected. In addition, we expect that our plans for increases in expenses and capital expenditures over the next two and one-half years to support our growth could negatively impact profitability.

   Our predecessor is Tanning Technology Group, LLC, which was formed on February 8, 1995 as a result of the combination of four entities affiliated with our co-founders, Larry G. Tanning, Bipin Agarwal, Toni S. Hippeli and Stephen Brobst. Pursuant to a stock purchase agreement entered into with AEA Tanning Investors Inc., the managing member of TTC Investors I LLC, TTC Investors IA LLC, TTC Investors II LLC and TTC Investors IIA LLC (together with AEA Tanning Investors Inc., the "TTC Investors Group"), our predecessor was converted into a Delaware corporation and the TTC Investors Group purchased, between January 1997 and June 1998, a total of 5,696,770 shares of our common stock for an aggregate purchase price of $14.6 million.

Results of operations

   The following table presents the relative composition of revenue and selected statements of operations data as a percentage of revenue, as well as certain other revenue and profitability statistics.

                                                              Three months
                                                                  ended
                               Year ended December 31,          March 31,
                               ----------------------------   ----------------
                                1996      1997       1998      1998      1999
                               -------   -------    -------   ------    ------
Statement of Operations Data:
Services revenue.............      100%       97 %       91%      89 %     100%
Product sales................        0         3          9       11         0
                               -------   -------    -------   ------    ------
 Net revenues................      100       100        100      100       100
Project personnel costs......       51        56         45       56        49
                               -------   -------    -------   ------    ------
 Gross profit margin.........       49        44         55       44        51
Selling, marketing and
 administrative..............       16        30         37       45        41
Product development costs....        3         6          8       16         0
Sign-on bonus related to
 stock purchase agreement....        0         8          0        0         0
Management fees--related
 parties.....................        7         0          0        0         0
                               -------   -------    -------   ------    ------
Income (loss) from
 operations..................       22        (1)        10      (16)       10
Interest income (expense) and
 other, net..................        0         0          1        2         1
                               -------   -------    -------   ------    ------
Income (loss) before income
 taxes.......................       22        (1)        11      (14)       11
Income tax provision
 (benefit)...................        0        (1)         4       (5)        4
                               -------   -------    -------   ------    ------
Net income (loss)............       22%        0 %        7%      (9)%       7%
                               =======   =======    =======   ======    ======
Growth in net revenues.......                104 %       28%               118%
Growth in services revenue...                 98         20                145
Gross profit margin from
 services....................       49%       42         51       37 %      51
Income (loss) from operations
 from services...............       25         2         11      (13)       10

Comparison of three months ended March 31, 1998 and 1999

 Net revenues

   Our net revenues increased $6.1 million, or 118%, to $11.3 million for the first quarter of 1999 from $5.2 million for the first quarter of 1998. Included in the first quarter of 1998 net revenue is $0.6 million of revenue from product sales; there was no revenue from product sales in the first quarter of 1999. The increase in services revenue of 145% reflects increases in both the size and number of client projects as well as higher average billing rates. During the first quarter of 1999, as compared to the first quarter of 1998, the number of clients we provided services for increased by 27%, and our average revenue per customer increased by 93%. The increase in services revenue from our foreign operations also significantly contributed to this increase in revenue. The revenue from foreign operations increased $2.9 million, or 264%, to $4.0 million for the first quarter of 1999 from $1.1 million for the first quarter of 1998. Revenues from our five largest clients as a percentage of total net revenues were 74% for the first quarter of 1999 and 77% for the same period in 1998.

 Project personnel costs

   Our project personnel costs increased $2.6 million, or 90%, to $5.5 million for the first quarter of 1999 from $2.9 million for the first quarter of 1998. The increase in project personnel costs for the first three months of 1999 was primarily due to an increase in project personnel from 79 at March 31, 1998 to 127 at March 31, 1999, as well as higher salaries. Our gross profit margin from services has increased from 37% for the first quarter of 1998 to 51% for the same period in 1999, principally as a result of higher average billing rates, increased utilization of project personnel, and a shift in staffing mix to using fewer subcontractors and more internal project personnel.

 Selling, marketing and administrative

   Our selling, marketing and administrative expenses increased $2.4 million, or 102%, to $4.7 million for the first quarter of 1999 from $2.3 million for the first quarter of 1998. The increase in selling, marketing and administrative expenses was primarily the result of our decision to expand our marketing effort to support revenue growth. Our sales, marketing and administrative staff grew from 31 employees at March 31, 1998 to 50 employees at March 31, 1999, and staffing expenses increased to $1.5 million. Selling, marketing and administrative expenses decreased as a percentage of net revenues from 45% in the first quarter of 1998 to 41% for the same period in 1999 due to increases in revenues without a proportional increase in these expenses.

 Product development costs

   We incurred costs associated with software product sales during the first quarter of 1998 of $820,000, or 16% of net revenues. No such costs were incurred in 1999.

 Provision for (benefit from) income taxes

   Income tax expense represents combined federal, state, and foreign taxes. Our income tax provision increased to $0.5 million on pre-tax profits of $1.3 million at the end of the first quarter of 1999 compared to a tax benefit of $0.3 million on pre-tax losses of $0.8 million at the end of the first quarter of 1998. The tax benefit was recorded in the first quarter of 1998 on the pre-tax losses in anticipation of applying the tax benefit to future tax provisions as we generate future profits. Our effective tax rate was 37% for the first quarter of 1999 and for the same period in 1998.

Comparison of years ended December 31, 1997 and 1998

 Net revenues

   Our net revenues increased $7.2 million, or 28%, to $33.3 million in 1998 from $26.1 million in 1997. The increase in services revenue of 20% in 1998 reflects increases in both the size and number of client projects. During 1998, as compared to 1997, the number of clients we provided services for increased by 3%, and our average revenue per customer increased by 16%. Utilization and revenues were adversely affected for the first half of 1998, principally as a result of a significant project termination in the fourth quarter of 1997 following a change in the client's strategic plans due in part to regulatory changes. This project termination negatively impacted our revenues by approximately $5.7 million in the first half of 1998. As a result of this termination, we generated $5.7 million less revenues from this client in the first half of 1998 than we did in the second half of 1997, without a proportionate decrease in project personnel costs. Utilization and revenues improved in the second half of 1998 as new projects commenced, including additional work for the same client. Our net revenues from foreign operations increased $7.5 million, or 253%, from $3.0 million in 1997 to $10.5 million in 1998. In 1997, we earned revenues of $0.9 million from the sale of software products compared to $3.0 million earned in 1998. The software sales in 1998 included the sale of the rights to certain software products. Revenues derived from our five largest clients as a percentage of total net revenues were 65% in 1998 and 78% in 1997.

 Project personnel costs

   Project personnel costs increased $0.2 million, or 1%, to $14.9 million in 1998 from $14.7 million in 1997. The increase in project personnel costs in 1998 was due to an increase in project personnel from 81 at the end of 1997 to 107 at the end of 1998, which was nearly offset by a decrease in fees paid to subcontractors. The gross profit margin from services increased from 42% in 1997 to 51% in 1998 as a result of improved utilization and a shift in staffing mix to using fewer subcontractors and more internal project personnel.

 Selling, marketing and administrative

   Selling, marketing and administrative expenses increased $4.3 million, or 55%, to $12.2 million in 1998 from $7.9 million in 1997. Selling, marketing and administrative expenses increased as a percentage of revenues from 30% in 1997 to 37% in 1998. These increases were primarily a result of our decision to expand our selling and marketing group and the administrative staff to support revenue growth. Also contributing to the increase in staffing expenses of $2.2 million were increases in occupancy costs of $0.6 million and increases in depreciation expense of $0.8 million associated with fixed asset additions during 1998. Our sales, marketing and administrative staff grew from 28 employees at the end of 1997 to 37 employees at the end of 1998.

 Product development costs

   We incurred costs associated with software product sales of $1.6 million in 1997 and $2.8 million in 1998, representing 6% of 1997 net revenues and 8% of 1998 net revenues. We have no plans to continue the development of software for resale purposes.

 Sign-on bonus related to stock purchase agreement

   In conjunction with the stock purchase agreement entered into in early 1997, we paid sign-on bonuses aggregating $2.1 million to some of our stockholders and employees. This expense was a single occurrence in 1997 and was not incurred in any other periods reported.

 Management fees--related parties

   We incurred management fees of $73,000 to members of our predecessor in January 1997. No management fees were incurred after the formation of our company in January 1997. These fees represent payment for services performed on behalf of our predecessor. Subsequent to the formation of our company, the payments made to members of our predecessor are reflected in salary expenses in selling, marketing and administrative expenses, or as project personnel cost for billable time incurred by these employees.

 Provision for (benefit from) income taxes

   Our provision for income taxes increased to approximately $1.4 million on pre-tax profits of $3.7 million for 1998 compared to a tax benefit of approximately $0.2 million on pre-tax losses of $0.1 million in 1997. Our effective tax rate in 1998 was 37%. The 1997 tax benefit is the result of 11 months of net (loss) from operations before taxes of $0.4 million and the implications of a change in that status after the merger of Tanning Technology Group, LLC into Tanning Technology Corporation on January 31, 1997. No income taxes were paid by Tanning Technology Group since members included their distributive shares of revenue and deductions of the limited liability company in their personal capacities, pursuant to Subchapter K of the Internal Revenue Code.

Comparison of years ended December 31, 1996 and 1997

 Net revenues

   Our net revenues in 1997 increased $13.3 million, or 104%, to $26.1 million from $12.8 million in 1996. The increase in services revenue of 98% in 1997 reflects increases in both the size and number of client projects. During 1997, as compared to 1996, the number of clients we provided services for increased by 3%, and our average revenue per customer increased by 92%. Our revenues from foreign operations increased $2.5 million, or 549%, from $0.5 million in 1996 to $3.0 million in 1997. In 1997, we earned revenues of $0.9 million from the sale of software products compared to $46,000 earned in 1996. Revenues derived from our five largest clients as a percentage of total net revenues were 78% in 1997 and 80% in 1996.

 Project personnel costs

   Project personnel costs in 1997 increased $8.2 million, or 124%, to $14.7 million from $6.5 million in 1996. The increase in project personnel costs in 1997 was primarily due to an increase in project personnel from 40 at the end of 1996 to 81 at the end of 1997. In addition, more fees were paid to subcontractors during 1997. The gross profit margin from services revenue decreased from 49% in 1996 to 42% in 1997 as a result of the shift in staffing mix to using more subcontractors.

 Selling, marketing and administrative

   Selling, marketing and administrative expenses in 1997 increased $5.8 million, or 282%, to $7.9 million from $2.1 million in 1996. Selling, marketing and administrative expenses increased as a percentage of net revenues from 16% in 1996 to 30% in 1997. These increases were primarily a result of our decision to expand our selling and marketing group and the administrative staff to support revenue growth. Our sales, marketing and administrative staff grew from 9 employees at the end of 1996 to 28 employees at the end of 1997. In addition to the increase in staff expense of $3.3 million, our facilities expense increased $0.5 million and depreciation expense increased $0.2 million.

 Product development costs

   We incurred costs associated with software product sales of $0.4 million in 1996 and $1.6 million in 1997, representing 3% of 1996 net revenues and 6% of 1997 net revenues.

 Sign-on bonus related to stock purchase agreement

   In conjunction with the stock purchase agreement entered into in early 1997, we paid sign-on bonuses aggregating $2.1 million in order to retain the members and certain employees of our predecessor. This expense was a single occurrence in 1997 and was not incurred in any other periods reported.

 Management fees--related parties

   We incurred management fees of approximately $902,000 in 1996 and $73,000 in 1997 to members of our predecessor, representing 7% of 1996 net revenues. These fees represent payment for services performed on behalf of our predecessor. No management fees were incurred after the formation of our company in January 1997, but payments to former members of our predecessor are reflected in salary expenses in selling, marketing and administrative expenses, or as project personnel cost for billable time incurred by these employees.

 Provision for (benefit from) income taxes

   Our income taxes benefit realized in 1997 was $0.2 million on pre-tax losses of $0.1 million in 1997. No income taxes were paid by our predecessor, Tanning Technology Group, LLC in 1996.

Quarterly results

   The following table presents our unaudited quarterly results of operations for 1998 and the first quarter of 1999. We derived these data from unaudited consolidated financial statements, and, in the opinion of management, they include all necessary adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial results for the periods. Results of operations for any fiscal quarter do not necessarily indicate what results may be for any future period.

                                           Three months ended
                         -------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31,
                           1998      1998       1998          1998       1999
                         --------- -------- ------------- ------------ ---------
                                             (in thousands)
Services revenue........  $4,613    $5,574     $9,185       $10,941     $11,305
Product sales...........     570        58      2,309            39         --
                          ------    ------     ------       -------     -------
  Net revenues..........   5,183     5,632     11,494        10,980      11,305
Project personnel
 costs..................   2,888     2,873      4,004         5,176       5,492
                          ------    ------     ------       -------     -------
  Gross profit..........   2,295     2,759      7,490         5,804       5,813
Selling, marketing and
 administrative.........   2,321     2,649      3,212         3,996       4,679
Product development
 costs..................     820       703      1,181            82         --
                          ------    ------     ------       -------     -------
Income (loss) from
 operations.............    (846)     (593)     3,097         1,726       1,134
Interest income and
 other, net.............      96        31        105            53         163
                          ------    ------     ------       -------     -------
Income (loss) before
 income taxes...........    (750)     (562)     3,202         1,779       1,297
Income tax provision
 (benefit)..............    (279)     (209)     1,192           662         478
                          ------    ------     ------       -------     -------
Net income (loss).......  $ (471)   $ (353)    $2,010       $ 1,117     $   819
                          ======    ======     ======       =======     =======
Gross profit from
 services...............  $1,725    $2,701     $5,181       $ 5,765     $ 5,813
Income (loss) from
 operations from
 services...............  $ (596)   $   52     $1,969       $ 1,769     $ 1,134

Stock-based compensation

   We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under Accounting Principles Board Opinion No. 25, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. We have adopted the disclosure-only provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123.

Liquidity and capital resources

   Prior to January 1997, we financed our operations and investments in property and equipment primarily through cash generated from operations, unsecured and secured borrowings and capital lease financing. During 1997, we issued common stock resulting in net proceeds to us of approximately $12.7 million. The proceeds were used to fund operations, purchase property and equipment as well as to pay down $700,000 of outstanding debt during 1997.

   During 1998, we financed our operations and investments in property and equipment primarily through cash generated from operations, the sale of common stock and, to a lesser extent, borrowings. Outstanding debt of $1.1 million was paid off in 1998 with the net proceeds from the sale of common stock of $1.9 million. At March 31, 1999, we had a bank note outstanding of approximately $550,000, the proceeds of which were used to acquire office furniture and fixtures. The note bears interest at 8.71% and principal and interest payments are payable over a 60-month term.

   Cash and cash equivalents increased to $7.2 million at March 31, 1999 from $1.6 million at December 31, 1996. The increase was primarily due to cash provided as a result of the completion of our stock transactions and cash provided by operations. We invest available cash in short-term liquid investments.

   We anticipate that we will expend capital to develop the infrastructure needed to support our future growth. As a result, we expect to use cash from operations and the net proceeds from this offering to meet capital expenditures and working capital necessary to support our growth. We currently have no material commitments for capital expenditures. Based on our current business plan, we believe that the cash provided from operations, cash on hand and our net proceeds from this offering will be sufficient to meet our cash requirements, including for working capital and capital expenditures, at least through the end of 2000.

Qualitative and quantitative disclosures about market risk

   We provide our services to customers primarily in the United States, the United Kingdom and Denmark. As a result, our financial results could be affected by factors, such as changes in foreign currency exchange rates or weak economic conditions in those foreign markets. Sales by Tanning Technology Europe Limited, a United Kingdom subsidiary, are currently made in U.S. dollars or its functional currency of pounds sterling. To the extent Tanning Technology Europe has monetary assets and liabilities denominated in any currency other than its functional currency, any significant variation in exchange rate between the pound sterling and these other currencies could have a material effect on our operating results. To the extent that we bill clients in a currency other than their local currency, exchange rate fluctuations that strengthen the currency in which we bill relative to their local currency could make our services less competitive to such clients. To the extent we bill in pounds sterling versus U.S. dollars, any depreciation of the pound against the dollar would negatively affect our results of operations. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes.

Year 2000

   Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. These programs were unable to distinguish properly between the year 1900 and the year 2000, and as such, risk failure with the changing of the century. This circumstance is frequently referred to as the "Year 2000 issue."

   We rely on information technology systems, applications and devices in several aspects of our business, including service delivery, time reporting, and financial accounting. In this regard, we have conducted an assessment of our information technology systems and believe that significant changes will not be necessary in order to achieve a Year 2000 date conversion with no effect on customers or disruption of business operations. We have obtained written and/or verbal confirmation, either directly or through published materials, from our major third-party software providers that those applications currently being used are Year 2000 compliant or that revised versions that are compliant will become available. Internally-generated applications have been largely tested and deemed compliant as well. Our computer hardware platforms, principally servers, have been confirmed as Year 2000 compliant by the server manufacturers, or have been appropriately upgraded in order to achieve compliance. Based on currently available information, we believe that the total expense related to these efforts will not have a material impact on our results of operations.

   In addition to our internal systems, we also rely, directly and indirectly, on the systems of business enterprises such as clients, suppliers, utilities, creditors and financial institutions, both domestic and international. We plan to obtain assurances from those material third-party vendors with which we transact business that there will be no interruption of service as a result of the Year 2000 issue. To the extent that assurances are not given, we intend to devise contingency plans to mitigate the negative effects on our company in the event the Year 2000 issue results in the unavailability of services. In addition, the failure of the accounting systems of our clients due to the Year 2000 issue could result in a delay in the payment of invoices we have issued for services rendered. A delay in payment of invoices could have a material negative effect on us. Although we have not yet done so, we intend to inquire of, and obtain assurances from, our major customers regarding the compliance of their accounting systems. We also plan to assess risks related to the potential failure of our non-information technology systems, which include, among other things, our climate control systems and elevators. We expect to complete our comprehensive risk assessment and related contingency plan in the third quarter of 1999.

   Although our principal service offerings generally do not include Year 2000 remediation services, former, present and future clients could assert claims against us related to the Year 2000 issue. There can be no assurance that all information technology systems we have designed, developed, recommended or deployed will be Year 2000 compliant. Any Year 2000-related failure of critical client systems in which we were involved could result in claims being asserted against us, regardless whether the failure is related to the services provided by us. If asserted, liability that may result, and the time and resources used in resolving these claims, could have a material adverse effect on us.

                                    BUSINESS

Overview

   We are an information technology services provider that architects, builds and deploys enterprise solutions for companies throughout the world. We specialize in large, complex, integrated solutions that incorporate online transaction processing and very large databases. Internet technologies are a central part of our solutions, enabling direct interaction among customers and business partners on the World Wide Web, and among employees within organizations on their private intranets. Our clients include Ameritech, Blockbuster, BSkyB, E*Trade, Federal Express, Maersk Line, MCI WorldCom, R.R. Donnelley Financial and U S WEST.

   Our key solutions are:

  .  electronic commerce solutions;

  .  enterprise customer relationship management solutions; and

  .  core operations solutions.

Industry background

   The explosive growth in demand for information technology service providers in the 1990s has been driven by corporate recognition that information technology can be used to achieve competitive advantage. GartnerGroup's Dataquest, an information technology market research firm, estimates that the worldwide information technology services market will grow from approximately $361 billion in 1998 to approximately $722 billion by 2003.

   Within the overall information technology services market, some segments are experiencing particularly rapid growth. For example, according to International Data Corporation, an information technology market research firm, the market for Internet services will grow from $7.8 billion in 1998 to $78.6 billion in 2003, representing a compound annual growth rate of 59%. In addition, AMR Research, Inc., an information technology market research firm, predicts that the market for customer relationship management services will grow from $404 million in 1997 to $4.0 billion in 2002, representing a compound annual growth rate of 58%.

   With advances in the Internet and information technology, companies are transforming the way they run their businesses and manage information. New business models and innovative information technology solutions are emerging that create business value by:

  . compiling and coordinating customer information and contacts across the enterprise and all customer channels;

  . profiling and scoring customers and performing predictive selling in real-time, which involves understanding each customer's needs and preferences so that the most appropriate products and services can be offered during a particular online interaction;

  .  integrating the business operations and content of business partners;

  .  coordinating the complex business transactions of the supply chain;

  .  providing dynamic personalized content to web page users; and

  . enabling complex transaction processing systems that support core business operations.

   As part of this evolution of business models, today's electronic commerce, customer relationship management and core operations solutions must be architected and deployed to function reliably in an environment of rapidly growing website traffic, numbers of customers, order volumes, customer service inquiries and other business transactions. Advanced information technology solutions must also be built with the flexibility required to rapidly add features and functions, accommodate new content and business partners and support modified business processes as the business environment becomes more competitive. These advanced business solutions must address the following technology challenges:

  .  dramatic increases in the volume of data and transactions processed;

  . the emergence of rich data types, including text, images, video and sound;

  . the evolution of batch to online processing to support real-time customer interactions;

  . improved performance and response times to support real-time customer access from a variety of technology environments;

  .  improved reliability, accuracy and security of transactions;

  .  integration of legacy systems and databases across the enterprise; and

  . high degrees of integration among applications, networks and platforms within a company as well as among diverse business enterprises.

   Many information technology service providers focus on the less technically demanding areas of creative web design and simple transaction systems. Moreover, they do not have the skills to design a solution with the required scalability, flexibility and performance characteristics, or to deploy it in an environment that may combine many generations of computing platforms and technologies, all while facing the demands of real-time business operations. Their solutions are often cobbled together from software packages, custom software components and legacy systems, and fail to provide for the enormous growth in transaction and data volumes that are experienced after going to market. Forrester Research, an information technology research firm, cites recent high-visibility web site outages at a number of electronic commerce leaders in support of its conclusion that many of today's electronic commerce solutions are unreliable, unscalable and deliver service levels that are not adequate for online commerce.

   We believe that we are differentiated by our focus on, and expertise in, the architecture, complex integration, high volume online transaction processing capabilities and very large databases required to successfully deploy advanced electronic commerce, customer relationship management and core operations solutions. As a result, we believe that we are particularly well positioned to benefit from the growing demand for these skills.

The Tanning Difference

   We believe that the following capabilities and characteristics differentiate us from other information technology service providers.

 Large, complex solutions

   We specialize in architecting, developing and deploying large and complex business-critical solutions that require high degrees of integration across diverse portfolios of applications and technologies. Clients that seek to transform their businesses with advanced electronic commerce, customer relationship management and core operations solutions rely on the systems we build to run their businesses without failure. Our solutions typically involve ultra-high transaction rates (up to millions per hour) in online transaction processing environments and very large databases (terabytes of information). We believe that we are able to address our clients' greatest information technology challenges because we are able to extend the accepted performance and feasibility limits of leading-edge technologies. For many clients, the systems we build are at the core of their efforts to capitalize on information technology and the Internet.

 Business-value driven

   We focus on delivering solutions to our clients' business challenges, not simply on technology. These solutions provide value to our clients by enhancing their ability to communicate with their customers and business partners, allowing our clients to offer new or enhanced products and services, and providing them opportunities for revenue enhancement and cost reductions. We align technology deployment with business objectives and processes and plan deployments in phases to deliver business benefits rapidly. Through extensive business analysis and work with clients to define and articulate their business goals and constraints, we are able to discern a project's critical business requirements before proceeding to technology considerations.

 Architecture-based solutions

   Our architecture-based approach enables us to provide large and complex integrated solutions that accommodate our clients' goals in a rapidly changing business environment. Our overall architecture identifies the component and technology frameworks required for the successful construction and deployment of our solutions. Through rigorous systems analysis, we design solutions that address requirements for:

  . reliability, to ensure accurate processing and robust backup and recovery;

  . scalability, to accommodate the rapid growth associated with electronic commerce, customer relationship management and core operations solutions under changing business conditions;

  .  full time availability (24 hours a day and 7 days a week);

  . performance, to deliver the required end-user response times and transaction rates;

  .  flexibility, to accommodate new functions and interfaces;

  . complex interfaces to, and coexistence with, legacy systems, software packages and departmental solutions in a heterogeneous technology environment;

  . transaction and data integration, both within a company's business and among the company and its trading partners; and

  . the ability to dynamically change features, services or product offerings based on real-time Internet customer interaction.

 Deployment-focused

   We deliver high-value business solutions that are deployment-focused, rather than development-focused. Our deployment focus allows us to architect and design solutions for successful roll-out to, and use by, the hundreds, thousands and potentially millions of users of that system. We focus on deployment to ensure that our solution is constructed for scalable performance, reliable and consistent service levels, and high levels of flexibility and longevity. We identify performance and service level requirements in the early stages of the solution process, architect and design the system so that it will meet these requirements and benchmark and develop proofs of concept to ensure that our solution will work before construction of the application begins. Benchmarking is a process of evaluating the performance of alternative system configurations and components in order to determine which approach would best meet the client's goals. We develop proofs of concept in order to demonstrate the feasibility of our innovative architectures and combinations of components as well as emerging technologies.

   The project lifecycles of many information technology service providers and companies do not adequately address the constraints of interfaces or the challenges of operating the system in the intended environment. Consequently, clients often engage us to "rescue" systems that were unsuccessfully developed or deployed. We believe our focus on deployment allows us to deliver successful projects and business value for our clients and constitutes a significant competitive advantage. As a result, since 1993, we have established a strong track record of repeat business from large corporations throughout the world, including Ameritech, Maersk Line, R.R. Donnelley Financial and BSkyB.

 Experienced and talented staff

   Today's complex, data-intensive business solutions require broad, as well as deep, technology skills to successfully tackle the technological challenges and integration complexities typically encountered. We staff our projects based on our philosophy that there is no substitute for experience, in contrast to the common approach of relying on primarily inexperienced staff and building a heavily "leveraged" staffing model that depends on methodology rather than experience to guide the judgments and activities of project teams. Our information technology professionals have an average of more than twelve years of industry experience. Our breadth of skills comes from the experience our staff has with four generations of technology--mainframe and parallel processing environments, minicomputers, client/server architectures and web technology architectures. Our depth of skills began with our early work in benchmarking large applications and databases that required multi-tier software architecture, in which the key layers of an application system are separated and optimized independently to improve performance, scalability and reliability.

   Our employees have expertise in a broad range of competencies, including project management, business analysis, object modeling, architecture, software development, database modeling and administration, quality assurance, integration and testing, architecture and performance tuning, and system and network management. We believe our staff is recognized in the industry for its rich capabilities in building applications that deal with high transaction volumes and very large database requirements.

 Flexible pricing

   We offer clients a choice of the most appropriate pricing model for a particular engagement. Many of our engagements are based on time and materials pricing, particularly in situations where the parameters of a project or particular phase of a project cannot yet be specified. In other situations, a client may prefer a fixed price/fixed time contract in order to cap its costs while retaining guaranteed delivery of a solution. We offer flexible pricing options to accommodate our clients' goals as well as to provide the most appropriate pricing model for the project.

Strategy

   Our strategy for growth centers around scaling our capabilities in architecting, developing and deploying large, complex, business-critical enterprise solutions. We will continue to identify areas of growing demand for these types of solutions and differentiate ourselves based upon our experience, capabilities and references. These areas may take the form of geographic regions, industries or solution areas.

   To achieve our objectives, we plan to:

  .  Maintain our leading edge capabilities

       We believe that our clients choose to work with us because of our reputation for successfully handling information technology's most challenging assignments. A key source for new and advanced capabilities is our experience in developing solutions that are innovative, and of industry-leading scale and complexity. For example, we deployed a solution for Blockbuster that assembled customer data and account activity information for over 40 million customers and 6,000 stores. The solution involved terabytes of information and difficult integration issues, including hardware design and configuration, database architecture, fault tolerance and operations support. We plan to continue to actively manage our portfolio of client engagements to ensure that we work on complex assignments that will allow us to refine and advance our capabilities on an ongoing basis. We also believe that our reputation for working on the industry's most difficult assignments will assist us in continuing to recruit professionals who further add to our skills and knowledge base. In addition, we intend to continue and expand our practice of coordinating with our business and technology partners to share expertise and innovations.

  .  Expand our solutions and service offerings

       We intend to increase our focus on rapidly growing solution areas in which we believe our expertise is relevant. For example, building off of our successful engagements with Federal Express and Blockbuster, we intend to develop an enhanced presence in the area of supply chain management. We also intend to expand our service offerings in areas such as business consulting, process innovation and creative design. In addition, our strategy includes expanding our solutions and service offerings and gaining access to new technologies through strategic acquisitions and investments when attractive opportunities arise. Although we believe that the areas in which we currently specialize are among the fastest growing and critical in the information technology industry, we believe that our ability to provide expanded integrated service offerings will allow us to establish relationships with a greater range of clients who have a need for our expertise and to engage them earlier in the determination of their business needs.

  .  Expand our vertical industry focus

       We intend to organize our sales and marketing efforts in the industries in which there is significant potential demand for our services and expertise. We intend to organize industry practice groups in sales and marketing because we believe that businesses seek out service providers who are familiar with the types of issues faced by their industry and who are conversant with the language of the industry. Currently, we are formally organized in telecommunications, an industry in which we have a significant amount of experience. We plan to organize industry practice groups in other high growth industries such as media and entertainment, financial services, healthcare, and logistics and transportation as our business in these industries grows.

  .  Expand our relationships with existing clients and develop new clients

       We intend to base our growth on long-term client relationships, rather than on a project-by-project approach. Our client relationship philosophy is that clients will choose to do business with us based on the quality of our work, the value of our advice and solutions, and the level of trust and respect that develops over time. Expanding our existing client relationships will allow us to jointly plan future projects and, in particular, develop large, multiyear engagements. This will improve our ability to forecast projects, thereby helping us to manage growth. We will continue to assign each of our clients a relationship manager who will be responsible for ensuring that the client is satisfied with the services we are providing. Relationship managers work with their clients in an advisory capacity to clarify and prioritize their business needs and secure additional high value projects, based upon their in-depth knowledge of each client's business and information technology needs.

       We also intend to develop new clients through multiple channels including our sales force, industry analysts, marketing events and public relations, as well as through relationships with hardware and software suppliers. Our dedicated sales and marketing team will allow us to focus on solutions common across industries and will seek out opportunities for entry-level service offerings such as assessments and "rescue missions." We will also expand our relationships with hardware and software suppliers such as IBM, Sun Microsystems, Hewlett Packard and others to identify project opportunities consistent with our capabilities and to provide us with client leads.

  .  Continue to attract and retain experienced, knowledgeable professionals

       We have consistently attracted and retained leading information technology talent interested in solving our industry's toughest challenges. We plan to continue to recruit experienced staff from consulting companies, corporate information technology organizations and the benchmarking and product development centers of the industry's leading hardware and software product companies. We expect that our talented staff will also continue to provide us with employee referrals, which have accounted for over 50% of our new recruits in the last three years. We intend to continue to promote a company culture that has allowed us to maintain an annual retention rate of technical personnel in excess of 92% over the last three years, which we believe is a key competitive advantage in an industry beset by a talent shortage.

  .  Serve clients globally

       We plan to expand our services and solution capabilities to client locations around the world. Our expansion will be revenue-based--we intend to open additional offices primarily where we have existing clients in the geographic region. We believe this will enable us to develop closer relationships with and provide more convenience to our clients who are increasingly seeking service providers with global presence and experience deploying solutions that address issues of multiple currencies and languages, infrastructure diversity and around-the-clock operations. We also expect that global expansion will allow us to capitalize on high growth geographic regions and diversify our revenue base.

  .  Expand our infrastructure for growth

       We plan to continue our commitment to growth by making investments in recruitment and retention, staff development, sales and marketing, management information systems and other areas of infrastructure. We have created a "Knowledge Net" on our internal computer network in order to accumulate and make readily available to our employees (1) expertise we have derived from our engagements, (2) best practices and
    (3) a repository of information that can be used in sales, marketing and service delivery. We intend to expand our formal employee orientation program and to assist our technical staff in managing their career paths. We also intend to improve our scalable global information systems, in order to more effectively manage client lead generation and tracking, sales forecasting, project profitability and employee utilization. We believe that these investments will provide a foundation for the continued expansion of our client and revenue base.

The Tanning Approach

   The Tanning Approach flows directly from the Tanning Difference--we are business-value driven, architecture-based and deployment-focused. We emphasize rigorous business alignment during our assessment and architecture phases, and address critical performance and operational requirements during our architecture and development phases to ensure successful system deployment and operation.

   The Tanning Approach is composed of distinct phases, and each phase can be adapted to the unique needs and requirements of an individual project. Each phase also builds upon the deliverables of the previous phase. Our approach is designed to deliver business value rapidly, by delivering the results in several successive installments, rather than committing to extended projects where business deliverables are produced only at the end of a protracted period of time. This approach is also flexible, because not all phases are required by every project. The following diagram illustrates the Tanning Approach.




                  [THE FOLLOWING IS REPRESENTED BY A GRAPHIC]

                              System
                            Development
             Enterprise /
Assessment   System                       Deployment     Operational
             Architecture     Package                      Support
                             Component
                            Integration


   Our clients typically engage us in one of two alternative project scenarios. The first is a strategic initiative in which we are engaged to help architect, develop and deploy a new high-value business solution. Strategic initiatives begin with an assessment and continue sequentially through the phases of the Tanning Approach. The second is a "rescue mission," where the client engages us to turn around a troubled or failed project. Typically, in this type of situation, the system has been or is being constructed but is not meeting the client's expectations. Rescue missions begin with an assessment, but proceed through a modified version of the Tanning Approach that builds on the useful work completed by the prior project effort, and proceeds to emphasize those elements of the Tanning Approach that will successfully deploy an improved solution. In a rescue mission, we will leverage the existing information about the system, perform design reviews, and provide deployment and operational support services to get the system into production.

 Assessment

   Every project begins with an assessment. Each assessment results in a clear definition of the client's business problem, a set of recommendations and an outline of the next steps as well as a statement of the project's contemplated business benefits. The assessment and the presentation of its results to our client is a key entry level service offering that enables us to demonstrate our capabilities and serves as a platform for establishing a more extensive project engagement and a continuing client relationship.

   Assessments typically address one or more of the following:

   .  business case and business requirements;

   .  enterprise architecture;

   .  systems architecture;

   .  application design;

   .  development processes;

  .  integration testing processes;

  .  application migration considerations;

  .  deployment considerations; and

  .  operational readiness considerations.

 Enterprise/system architecture

   A well-defined architecture provides a critical foundation for the successful definition, development, deployment and operation of information technology systems. Enterprise architectures address the entire portfolio of applications and technologies across the enterprise, while system architectures address the more focused scope of a specific application or system. The architecture is particularly critical when an iterative, phased approach for development and deployment is used because it provides a rational framework for each of the components and subsystems, as they are developed and deployed. A well-defined architecture and technical framework greatly reduces the effort and risk associated with the integration of components and subsystems because each of the subsystems is integrated using proven interfaces and methods. We deliver the architecture phase of the Tanning Approach to our clients either as part of a specific application or solution project, or alternatively, as a stand-alone engagement that addresses the entire enterprise architecture or specific components of it.

   An architecture is also more than just an inventory of vendors and standards. It specifies all of the subsystems and components required to deploy an effective information technology system. Further, this architecture defines the dependencies and interfaces between the components and the functional, operational and performance requirements of each subsystem and component.

   The architecture phase of the Tanning Approach also focuses on identifying and mitigating the major risks involved in the project. It can include building proofs of concept for high-risk system components and new technologies. Benchmarking may be performed to identify and resolve major system bottlenecks for performance. Prototypes may also be developed to visualize key user scenarios, functions or processes to make sure that there is consensus in their definition and that the project is resolving the key business issues and delivering the expected business value. Prototypes are also used to validate and test critical components of the architecture. This phase also involves detailing aspects of the architecture that need further definition before beginning component development.

 Phased development and product integration

   This stage of the Tanning Approach is characterized by phased design, development and testing of various individual components (including user and system interfaces) of the final business solution. If software packages or technology components will be integrated into the solution, then this phase also includes their integration. The phased system components are typically organized into releases that deliver meaningful business value in rapid time frames. We use standard methodologies and tools to conduct and document the design and development of system releases. Each system release goes through integration testing, as part of our quality assurance, to ensure that the components function properly as a complete system.

 Deployment services

   The deployment phase of the Tanning Approach is designed to ensure the successful deployment of the completed software into the client's computing environment where it will support real-world business activities. Deployment addresses issues related to systems management, data center operations and performance testing to ensure that the system will provide the performance demanded by business users and defined in the system service level agreements. Our deployment phase typically includes a period where any systems or components being replaced are run in parallel with the new system to ensure proper operation before converting to the exclusive use of the new system.

 Operational support services

   The operational support phase of the Tanning Approach gives clients the opportunity to engage us for ongoing maintenance and support of applications and systems. We can also provide both remote and local system administration to ensure proper operation, maintenance and enhancement of systems.

Client solutions

   The following chart illustrates some of the solutions that we have created for our clients.

         Federal Express--a global overnight delivery service provider

Challenge:   Enable Federal Express to more     Solution:    We worked with Federal Express to
             efficiently manage the flow of                  develop a comprehensive intranet
             millions of packages globally                   system for reporting measures of
                                                             package volume and flow
                                                             efficiency for its global package
                                                             delivery operations in a timely
                                                             manner. We created an online
                                                             transaction processing system
                                                             capable of handling 1,000
                                                             transactions per second on a one-
                                                             plus terabyte database. As a
                                                             result, Federal Express is able
                                                             to obtain information about the
                                                             performance of its package
                                                             delivery system in significantly
                                                             shorter timeframes (hours vs.
                                                             days).

      Blockbuster--the world's leading retail chain of video rental stores

Challenge:   Help Blockbuster understand its    Solution:    We redesigned Blockbuster's
             customer demographics and                       existing enterprise architecture
             purchase patterns in order to                   and created a new system that
             stock movies according to                       allows Blockbuster to assemble
             regional tastes and to                          customer data and account
             more accurately target customer                 activity information for over 40
             promotions                                      million customers and more than
                                                             6,000 stores. The system enables
                                                             Blockbuster to measure demand for
                                                             specific products at the single
                                                             store level and therefore to
                                                             predict minimum stock
                                                             requirements. As a result, the
                                                             system supports the ability of
                                                             Blockbuster to advertise "In
                                                             Stock Or It's Free."

                    E*Trade--a leading online brokerage firm

Challenge:   Assist E*Trade in building a       Solution:    We designed international
             global brand by creating a                      extensions to E*Trade's domestic
             standardized platform for its                   trading system, enabling support
             international expansion                         for multiple languages and the
                                                             ability to handle diverse
                                                             character sets and content types.
                                                             We deployed this system in Sweden
                                                             as the first stage of E*Trade's
                                                             international expansion. The new
                                                             system can accommodate rapid
                                                             business growth because the
                                                             system architecture was designed
                                                             to handle significantly greater
                                                             numbers of transactions than
                                                             currently experienced by E*Trade.
                                                             The "look and feel" of the user
                                                             interface of the new system and
                                                             the set of features and functions
                                                             offered to the user are
                                                             standardized across different
                                                             countries to facilitate global
                                                             brand recognition.


  Maersk Line--a leading worldwide ocean container transportation corporation

Challenge:   Help Maersk Line improve customer  Solution:    We developed a solution for
             service across over 400 offices                 Maersk Line that enabled them to
             in                                              exploit best practices in
             nearly every country around the                 customer service globally. The
             world                                           solution was architected to allow
                                                             adoption of global customer
                                                             service practices while enabling
                                                             regional and country specific
                                                             work practice variations. The
                                                             solution was deployed to function
                                                             with their then-existing global
                                                             infrastructure. The first version
                                                             of this system was developed and
                                                             deployed within six months in
                                                             Asia, Africa, Europe and North
                                                             and South America.

Clients

   The following is a representative list of our clients for 1998 and the current year.

             Ameritech        Janus Capital
             Ameritrade       Maersk Line
             Blockbuster      MCI WorldCom
             BSkyB            MelDisco Footstar
             CableTel         Oxford Health Plans
             CSX Technology   The Polk Company
             E*Trade          Qwest
             Energis          R.R. Donnelley Financial
             Federal Express  TeleDanmark
             The Hartford     U S WEST

   In 1997, our five largest clients accounted for approximately 81% of our services revenue, with Ameritech accounting for approximately 41% of our services revenue and Oxford Health Plans accounting for approximately 23% of our services revenue. In 1998, our five largest clients accounted for approximately 70% of our services revenue, with Maersk Line accounting for approximately 31% of our services revenue, U S WEST accounting for approximately 12% of our services revenue and E*Trade and CSX Technology each accounting for approximately 10% of our services revenue. In the first three months of 1999, our five largest clients accounted for approximately 74% of our services revenue, with Maersk Line accounting for approximately 31% of our services revenue and U S WEST, E*Trade, and Ameritech each accounting for approximately 12% of our services revenue. We believe that we will continue to derive a significant portion of our revenue from a limited number of clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on our business, financial condition and results of operations.

Marketing and sales

   We market and sell our services through multiple channels including our sales force, long-term client relationships, relationships with industry analysts, marketing events and public relations. We also cultivate relationships with hardware and software suppliers such as IBM, Sun Microsystems, Hewlett Packard and others to identify project opportunities consistent with our capabilities and to provide us with client leads. For example, some of these suppliers maintain sales forces in the hundreds and thousands with a significant presence at large companies around the world. These suppliers also introduce us to clients and assist in our efforts to secure business opportunities. In return, we provide them with solution capabilities, which are of high importance to their clients.

   While our marketing channels and relationships with hardware and software suppliers are used to generate business with new accounts, we also have an organization of relationship managers who are responsible for managing relationships with existing clients. Relationship managers seek to ensure client satisfaction, the successful delivery of projects and are able to identify additional opportunities for our services at a client site.

Competition

   The information technology services business is intensely competitive and subject to rapid technological change. We expect the competition to continue and intensify. Our competitors fall into four major categories:

  . large information technology consulting services providers, such as Andersen Consulting, KPMG, PricewaterhouseCoopers, IBM, EDS and CSC;

  . mid-tier information technology services providers, such as Cambridge Technology Partners and Sapient;

  . Internet professional service providers, such as Modem Media . Poppe Tyson, US Interactive, Proxicom, Viant and Scient; and

  . internal information technology departments of current and potential clients.

   Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we have.

   In addition, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and to provide information technology services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry.

   We believe that the principal competitive factors in our business, in relative importance, are:

   .  client value and service;

   .  the reputation and experience of professionals delivering solutions;

   .  the success and reliability of the delivered solution;

   .  technical knowledge and creative skills; and

   .  the ability to attract and retain professionals.

We believe that we presently compete favorably with respect to each of these factors. The market for our services is evolving, however, and we cannot be certain that we will compete successfully in the future.

Employees

   As of March 31, 1999, we had 177 employees. We believe our relationship with our employees is satisfactory. None of our employees is represented by a union. Generally, our employees are retained on an at-will basis.

Intellectual property rights

   Our success is dependent, in part, upon our proprietary processes, components, and other intellectual property rights. We do not have any patents or patent applications pending. We rely on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws, to protect our proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into similar agreements, and limit access to and distribution of our proprietary information. In addition, we have entered into non-competition agreements with certain of our key employees. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

   A portion of our business involves the development of software applications for specific client engagements. Ownership of client-specific software is generally retained by the client, although we retain some rights to the applications, processes and intellectual property developed in connection with client engagements.

Facilities

   Our principal headquarters is located in Denver, Colorado and comprises 23,598 square feet. The lease for our headquarters expires in April 2000 and we have the option to extend the term to April 2005. We are opening an approximately 50,000 square-foot new headquarters in Denver, Colorado in the third quarter of 1999. We also have offices in Phoenix, Arizona; Stamford, Connecticut; Tampa, Florida; Atlanta, Georgia; Boston, Massachusetts; Portland, Oregon; Chertsey, England; and Hyderabad, India. We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently do business.

Legal proceedings

   We are not a party to any pending material legal proceedings.

                                   MANAGEMENT

Directors and executive officers

   The following table contains information regarding our executive officers and directors.

Name                      Age Position
----                      --- --------
Larry G. Tanning........   52 Chairman of the Board, President and Chief Executive Officer
Bipin Agarwal...........   38 Director and Senior Vice President of Consulting
                               Operations--North America
Henry F. Skelsey........   41 Director, Executive Vice President and Chief Financial Officer
John N. Piccone.........   39 Vice President and Chief Operating Officer
P. Tracy Currie.........   37 Vice President--International
Louis A. D'Alessandro...   44 Vice President--Technical Services
Mark W. Tanning.........   46 Vice President--Human Resources and Administration
Philip A. Purver........   40 Vice President--European Operations
Katherine L. Scherping..   39 Treasurer and Director of Finance
Mark S. Whitfield.......   40 Corporate Controller
Wesley A. Light.........   51 Secretary
Mark W. Reinhardt.......   46 Assistant Secretary
Toni S. Hippeli.........   51 Director
Christopher P. Mahan....   32 Director
Joseph P. Roebuck.......   63 Director
Michael E. Shanahan.....   46 Director designee

   Larry G. Tanning, a co-founder of Tanning, has been our Chairman of the Board, President and Chief Executive Officer since January 1997 and served as the President of our predecessor entities from July 1993. Mr. Tanning has a B.S. degree in marketing from the University of Minnesota and a M.S. equivalent degree in business management with the American Management Association in New York, New York. Larry Tanning and Mark Tanning are brothers.

   Bipin Agarwal, a co-founder of Tanning, has been our Senior Vice President of North American Consulting Operations since July 1998. He has been a director since our incorporation in January 1997. From August 1997 until June 1998 he was our Senior Vice President of Business Development and Architecture Practice. Mr. Agarwal was responsible for our consulting services and those of our predecessors from July 1994 until August 1997. Mr. Agarwal has a M.S. degree in computer science from Roorkee University, India.

   Henry F. Skelsey has been our Executive Vice President and Chief Financial Officer since September 1998. He has been a director since our incorporation in January 1997. From March 1988 until August 1998, Mr. Skelsey was a Managing Director of AEA Investors Inc., the parent of the managing member of TTC Investors I LLC, TTC Investors II LLC, TTC Investors IA LLC and TTC Investors IIA LLC (collectively, the "TTC Investors Group"), which are beneficial owners of our common stock. Since August 1998, Mr. Skelsey has acted as a consultant to AEA Investors Inc. Mr. Skelsey is also a director of Dal-Tile International Inc. and Rand McNally & Company. Mr. Skelsey has a M.B.A. from the Darden School at the University of Virginia and a B.S. degree in economics and finance from George Mason University.

   John N. Piccone joined Tanning as our Vice President--Strategy and Marketing in April 1999 and is now serving as our Vice President and Chief Operating Officer. From November 1993 until January 1999, Mr. Piccone served as a Senior Vice President at Cambridge Technology Partners, an information technology consulting services company. He was a member of Cambridge Technology Partners's executive committee from October 1997 until January 1999. Mr. Piccone has a B.S. degree in chemical engineering from the Massachusetts Institute of Technology.

   P. Tracy Currie has been our Vice President--International since October 1998. Mr. Currie was our Vice President--Service Delivery from May 1996 until October 1998. Mr. Currie was the Director of UNIX Computing at McKesson Corporation, a healthcare company, from March 1995 until April 1996 and he was McKesson's Manager of Client Network Computing from August 1993 until March 1995. Mr. Currie has a B.S. degree in computer science engineering from Montana State University.

   Louis A. D'Alessandro has been our Vice President--Technical Services since October 1997. Mr. D'Alessandro served as Vice President of Technology Implementation at Fidelity Investments, a mutual fund company, from September 1996 until October 1997. He was the Eastern Region Consulting Manager at Informix Software, a relational database manufacturing service company, from February 1996 until September 1996. He was the National Director of Systems Engineering at Pyramid Technology Corporation, a computer hardware manufacturer, from October 1988 until January 1996. Mr. D'Alessandro has a B.S. degree and a M.S. degree in computer science from the City University of New York.

   Mark W. Tanning has been our Vice President--Human Resources and Administration since January 1997. He was the Director of Human Resources at HB Fuller Company, a multinational specialty chemicals company, from July 1988 until December 1996 and the Director of International Human Resources at HB Fuller from June 1986 until July 1988. Mr. Tanning has B.A. and M.A. degrees in economics and business administration from the University of Minnesota. Mr. Tanning also has a professional certification degree from the Wharton School and has done post-graduate studies in industrial relations. Mark Tanning and Larry Tanning are brothers.

   Philip A. Purver has been our Vice President--European Operations since March 1999. Mr. Purver served as Commercial Vice President--Europe at Cambridge Technology Partners from December 1998 until March 1999 and Director of Sales-- Europe from December 1997 until December 1998. He was Cambridge Technology Partners' Western European Director of Sales from October 1995 until December 1997. Mr. Purver was the Sales Director for Easel UK Limited, a software development company, from August 1994 until October 1995. From 1993 until August 1994, he was in charge of international business development at Legent P.L.C., a software development company. Mr. Purver has a BSc. in mathematics and geography from Exeter University, England.

   Katherine L. Scherping has been our Treasurer and Director of Finance since April 1999. Prior to that, she served as Director of Internal Reporting and Technical Accounting at AT&T Broadband & Internet Services (formerly Tele-Communications, Inc.), a television cable services provider, from April 1998 until April 1999. Ms. Scherping was the Corporate Controller at ADT Security Services, Inc. (formerly Alert Centre Inc.), a security alarm monitoring company, from January 1996 until September 1997. She was ADT's Treasurer from July 1993 until January 1996. Ms. Scherping has a B.S. degree in accounting from Northern Illinois University.

   Mark S. Whitfield has been our Corporate Controller since May 1997. Mr. Whitfield served as Director, Corporate Controller at St. Ives Laboratories Inc., a manufacturer and distributor of personal care products, from June 1988 until November 1996. Mr. Whitfield has a B.A. degree in economics and public relations from Syracuse University and a M.B.A. from California State University.

   Wesley A. Light has been our Secretary and Senior Advisor since January 1997. Mr. Light was our General Counsel from July 1997 until September 1998 and served as Senior Advisor with our predecessor from April 1996 until January 1997. From May 1995 to April 1996, he worked as a professional mediator under the business name "Resolve! Mediation Services" and served as President of his own company, Gadcom, Inc. Mr. Light was a solo practitioner from 1973 until May 1995 and has been a professional mediator since 1995. He served as the Mayor of Crested Butte, Colorado from 1989 to 1991. Mr. Light has a B.A. degree in American Institutions from the University of Wisconsin and a J.D. from the University of Colorado.

   Mark W. Reinhardt has been an Assistant Secretary since February 1999 and has been a staff attorney with us since July 1998. Prior to joining Tanning, he was a solo practitioner from November 1996 until July 1998. Mr. Reinhardt was a Senior Attorney at Philips Electronics North America Corporation, an electronics manufacturer, from 1991 until November 1996 and was General Counsel to Philips Laser Magnetic Storage, a manufacturer of computer storage devices, from 1988 to November 1996. Mr. Reinhardt has a J.D. from the University of Chicago, a B.S.E. from Duke University and a S.M. degree in engineering and applied physics from Harvard University.

   Toni S. Hippeli, a co-founder of Tanning, has been with us since November 1994. She has been a Director since our incorporation in January 1997 and had been a managing partner of our predecessor since January 1995. Ms. Hippeli has been the owner of Hippeli Enterprises, a business and financial consulting firm and a beneficial owner of our common stock, since December 1991. From October 1982 until selling the company to BMC Software in July 1991, Ms. Hippeli was the co-founder and President of Integrity Solutions, a mainframe computer software company. Ms. Hippeli has a B.A. degree in psychology from the University of Colorado.

   Christopher P. Mahan has been a Director since our incorporation in January 1997. Mr. Mahan has been a Principal at AEA Investors Inc. since December 1997 and has been associated with AEA Investors Inc. since August 1991. AEA Investors Inc. is the parent of the managing member of the entities constituting the TTC Investors Group, which are beneficial owners of our common stock. From August 1989 to August 1991, Mr. Mahan was a consultant with Bain & Company, a management consulting company. Mr. Mahan is also a Director of Rand McNally & Company. Mr. Mahan has a B.A. degree in economics and history from Amherst College.

   Joseph P. Roebuck has been a Director since April 1999. Mr. Roebuck has been Vice President--Strategic Sales of Sun Microsystems Inc., a computer hardware company, since November 1998. He was Vice President of Worldwide Sales at Sun Microsystems from June 1990 until November 1998. Mr. Roebuck joined Sun Microsystems in 1983 as the Vice President of Sales. Mr. Roebuck has a B.A. in business administration from Cornell University.

   Michael E. Shanahan will be joining our board of directors upon the completion of this offering, and currently serves as a consultant to us.
Mr. Shanahan has been the Vice President of Football Operations for the Denver Broncos, a National Football League franchise, since April 1999. He has been the coach and general manager of the Broncos since January 1995. Mr. Shanahan has a B.A. degree and a M.A. degree from Eastern Illinois University.

   Stephen Brobst, a co-founder of Tanning, is a Tanning Fellow. Mr. Brobst works with our clients on the development of technology strategies and systems architectures. Mr. Brobst has taught graduate courses at Boston University and the Massachusetts Institute of Technology in database design and parallel computer architecture. He performed his Masters and Ph.D research at the Massachusetts Institute of Technology in the area of load-balancing and resource allocation for parallel computing architectures. He also holds a M.B.A. with joint course and thesis work at the Harvard Business School and the M.I.T. Sloan School of Management.

He received a B.S. in electrical engineering and computer science from the University of California at Berkeley and was bestowed the Bechtel Engineering Award for academic excellence upon graduation. Mr. Brobst is not currently an employee or an officer of our company.

Board of directors

   Our board of directors is currently composed of six directors. We intend to expand the board of directors to seven directors upon completion of this offering. The new director will be Michael E. Shanahan.

   We intend to amend our certificate of incorporation to divide the board of directors into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2000, Class II, whose terms will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose terms will expire at the annual meeting of stockholders to be held in 2002. The initial Class I directors will be Toni S. Hippeli and Michael E. Shanahan. The initial Class II directors will be Christopher P. Mahan and Joseph P. Roebuck. The initial Class III directors will be Larry G. Tanning, Bipin Agarwal and Henry F. Skelsey. At each annual meeting of stockholders beginning in 2000, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

   In addition, our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Committees of the board of directors

   Our committees consist of an audit committee and a compensation committee. The audit committee recommends the annual appointment of our auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. During 1998, the audit committee was composed of Bipin Agarwal, Toni S. Hippeli and Christopher P. Mahan. Following this offering, the audit committee will consist
of     . The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board of directors regarding grants of stock options and other incentive compensation arrangements. During 1998, our compensation committee was composed of Larry G. Tanning, Bipin Agarwal and Henry F. Skelsey, all of whom are employees of Tanning. Following this
offering, the compensation committee will consist of    .

Compensation of directors

   Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will not receive a fee for attendance in person at meetings of our board of directors or committees of our board of directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings. Directors who are not our employees or employees of AEA Investors Inc. will be eligible to receive options to purchase our common stock in connection with their appointment to our board of directors.

   In connection with his election to the board of directors, we granted Mr. Roebuck options to purchase 49,108 shares of our common stock at an exercise price of $5.35 per share. Options to purchase 16,369 shares were immediately exercisable and were exercised; the remaining options will vest over the next four years.

   In connection with his engagement as a consultant and his agreement to become a director upon completion of this offering, we granted Mr. Shanahan options to purchase 49,108 shares of our common stock at an exercise price of $5.35 per share. Options to purchase 16,369 shares were immediately exercisable and were exercised; the remaining options will vest over the next four years.

Executive officers

   Our board of directors appoints our executive officers. Our executive officers serve at the discretion of our board of directors.

Employment and non-competition agreements

   We have entered into an employment agreement with Larry G. Tanning, effective upon completion of this offering, providing for his employment as our President and Chief Executive Officer. Pursuant to the agreement, Mr. Tanning is entitled to an annual salary of $295,000, and is eligible to receive an annual performance-based bonus determined by the compensation committee of the board of directors, which for fiscal 1999 is based upon attainment of performance targets involving the following: (1) global revenue, (2) global earnings (before deductions for interest and taxes), (3) common stock price appreciation, and (4) management and organizational objectives. For fiscal 1999, if we attain our target performance goals, Mr. Tanning's bonus will equal approximately 55% of his base salary.

   If we terminate Mr. Tanning's employment without cause (as defined in the employment agreement), we are required to pay Mr. Tanning (1) any unpaid portion of his annual salary earned through the date of termination, (2) the annual bonus for the fiscal year immediately preceding the fiscal year of termination to the extent not already paid, and (3) during a period of twelve months following termination, an amount equal to his annual salary at the time of termination. Mr. Tanning is also subject to customary non-competition, non-solicitation and non-disclosure covenants.

   We have entered into an employment agreement with Bipin Agarwal effective upon completion of this offering. Pursuant to the agreement, Mr. Agarwal is entitled to an annual salary of $275,000, and is eligible to receive an annual performance-based bonus determined by the compensation committee of the board of directors, which for fiscal 1999 is based upon attainment of performance targets involving the following: (1) global revenue, (2) global earnings (before deductions for interest and taxes), (3) common stock price appreciation, and (4) management and organizational objectives. For fiscal 1999, if we attain our target performance goals, Mr. Agarwal's bonus will equal approximately 55% of his base salary.

   If we terminate Mr. Agarwal's employment without cause (as defined in the employment agreement), we are required to pay to Mr. Agarwal (1) any unpaid portion of his annual salary earned through the date of termination, (2) the annual bonus for the fiscal year immediately preceding the fiscal year of termination to the extent not already paid, and (3) during a period of twelve months following termination, an amount equal to his annual salary at the time of termination. Mr. Agarwal is also subject to customary non-competition, non-solicitation and non-disclosure covenants.

   We have entered into an employment agreement with P. Tracy Currie dated June 1, 1997. Pursuant to the agreement, Mr. Currie is entitled to an annual salary of $250,000, and is eligible to receive an annual bonus of between 13% and 80% of his annual salary upon attainment of performance goals, which is based upon attainment of performance targets involving the following: (1) revenue, and (2) earnings (before deductions for interest, taxes, depreciation and amortization). If we attain 100% of our target performance goals for a fiscal year, Mr. Currie's bonus for that fiscal year will equal approximately 55% of his base salary. Pursuant to the agreement, Mr. Currie was granted an option to acquire 70,389 shares of common stock at a purchase price of $2.90 per share. One-fourth of the shares subject to the option vested on each of June 1, 1997, February 1, 1998, and February 1, 1999. The remaining one-fourth is scheduled to vest on February 1, 2000.

   If we constructively terminate (as defined in the employment agreement) Mr. Currie's employment after he completes one year of continuous service, we are required to provide to Mr. Currie six months of annual base salary and benefits coverage continuation. If we constructively terminate Mr. Currie's employment after three years of continuous service or after a change in control of our company, we are required to provide to Mr. Currie one year of base salary and benefits coverage continuation. The employment agreement also contains customary non-competition, non-solicitation and non-disclosure covenants.

   We have also entered into an employment and expatriate assignment agreement with Mr. Currie dated November 15, 1998, specifying the terms and conditions of his employment while on an expatriate assignment in London, England. Pursuant to the expatriate agreement, Mr. Currie is entitled to the same base salary and bonus schedule as under his employment agreement, and he is entitled to additional compensation primarily to make up for cost of living differentials while working in London.

   We have entered into an employment agreement with Louis A. D'Alessandro dated February 1, 1999. Pursuant to the agreement, Mr. D'Alessandro is entitled to an annual salary of $175,000, and for fiscal 1999 is eligible to receive an annual bonus of between 16% and 87% of his annual salary upon attainment of performance goals, which for fiscal 1999 is based upon attainment of performance targets involving the following: (1) domestic revenue, (2) domestic technical services cost as a percentage of revenue, (3) domestic earnings (before deductions for interest and taxes), and (4) management and organizational objectives. Mr. D'Alessandro is guaranteed a minimum bonus of $48,125 for 1999.

   Under the agreement, Mr. D'Alessandro was granted an option to acquire 16,369 shares of our common stock at a per share purchase price of $3.82, which vest over four years based on continuous employment. Mr. D'Alessandro was also granted an option to acquire 91,669 shares of common stock at a per share purchase price of $3.82, which vest (up to a maximum of 19,643 shares in each of 1999 and 2000 and 52,382 shares in 2001) based upon Mr. D'Alessandro's attainment of the performance goals on which his cash bonus is based. Whether or not vested based on the attainment of performance goals, all of the performance-based options will become exercisable based on continued employment on December 1, 2003. The employment agreement also contains customary non-competition, non-solicitation, and non-disclosure covenants.

   We have entered into a separation agreement and release with Tom Stack dated May 14, 1999, providing for his resignation from our company. Pursuant to the agreement, Mr. Stack will continue to receive his 1999 base salary and commission draw, and will receive benefits continuation, in each case, through January 31, 2000, and a one-time lump-sum payment of $10,000. Mr. Stack will continue through November 17, 2001 to vest in options to purchase shares of our common stock that he presently holds (at which time he is scheduled to have completed the vesting requirements for 57,293 shares), on the condition that he complies with various non-competition, non-solicitation and related covenants. If the options so vest, Mr. Stack will be eligible to exercise his vested stock options through November 17, 2002.

Executive compensation

   The table below summarizes information concerning the compensation paid by Tanning during 1998 to Tanning's Chief Executive Officer and Tanning's four other most highly paid executive officers, who are collectively defined as the "Named Executive Officers":

Summary compensation table

                             Annual compensation
                             -----------------------
                                                     Other Annual      Securities      LTIP         All other
Name and principal position    Salary        Bonus   Compensation  underlying options payouts    compensation(1)
---------------------------  ----------    --------- ------------  ------------------ -------    ---------------
Larry G. Tanning.........    $  480,000(2) $  28,720       --               --            --         $2,467
 Chairman of the Board,
 President and Chief
 Executive Officer
Bipin Agarwal ...........    $  450,000(2)       --        --               --            --         $  955
 Director and Senior Vice
 President of Consulting
 Operations--North
 America
P. Tracy Currie..........    $  250,000    $  24,000   $60,606(3)       384,682       $30,000(4)     $2,130
 Vice President--
 International
Louis A. D'Alessandro....    $  160,000    $  69,452   $25,235(5)       157,147           --         $  480
 Vice President--
 Technical Services
Thomas J. Stack(6).......    $  268,239(7) $  35,000       --            91,669(8)        --         $  300
 Vice President--Western
 Regional Sales

--------

(1) Represents group term life insurance premiums paid by us.

(2) Mr. Tanning and Mr. Agarwal have agreed to reduce their annual salary to $295,000 and $275,000, respectively, effective upon completion of this offering. See "--Employment and non-competition agreements."

(3) Includes a $21,975 housing allowance for local housing while on expatriate assignment in London, England. See "--Employment and non-competition agreements."

(4) Represents an amount paid in connection with meeting time deadlines for a project engagement.

(5) Includes $23,000 paid to Mr. D'Alessandro by us as reimbursement for closing costs and other expenses incurred by Mr. D'Alessandro, in connection with the sale of a home in Boston, Massachusetts and the purchase of a home in Denver, Colorado.

(6) Mr. Stack is no longer employed by us. See "--Employment and non-competition agreements."

(7) Includes $108,239 in sales commissions.

(8) In connection with Mr. Stack's resignation, 58,930 of these options were canceled.

Option grants in fiscal 1998

   The following table sets forth information regarding stock options granted during 1998 to each of the Named Executive Officers.

                                         Individual grants
                         ---------------------------------------------------
                                                                             Potential realized value
                                                                                 at assumed annual
                         Number of      Percent of                                rates of stock
                         securities   total options                             price appreciation
                         underlying     granted to   Exercise or                  for option term
                          options       employees     base price  Expiration -------------------------
Name                      granted     in fiscal 1998 (per share)*    date        5%           10%
----                     ----------   -------------- ------------ ---------- ----------- -------------
Larry G. Tanning........      --           --             --            --           --            --
Bipin Agarwal...........      --           --             --            --           --            --
P. Tracy Currie.........   57,293(1)       1.5%         $3.82      06/08/08  $   137,639 $     348,805
                          327,389(2)       8.5           3.82      07/23/08      786,512     1,993,176
Louis A. D'Alessandro...   49,108(3)       1.3           3.82      06/08/08      117,976       298,974
                          108,038(4)       2.8           3.82      12/01/08      259,548       657,746
Thomas J. Stack.........   32,739(5)       0.9           3.82      06/08/08       78,651       199,318
                           58,930(6)       1.5           3.82           N/A          --            --

--------

* The stock option exercise price was established based on the fair market value of the underlying common stock, as determined by our board of directors, taking into account the price per share we received in sales of our common stock to the TTC Investors Group made in proximity to the time of these option grants.
(1) One-fourth of the shares subject to the option vested on the date of grant. One-fourth of the shares subject to the option are scheduled to vest on June 9, 1999, 2000 and 2001, respectively.
(2) One-fourth of the shares subject to the option vested on the date of grant. One-fourth of the shares subject to the option are scheduled to vest on July 24, 1999, 2000 and 2001, respectively.
(3) One-fourth of the shares subject to the option vested on the date of grant. One-fourth of the shares subject to the option are scheduled to vest on June 9, 1999, 2000 and 2001, respectively

(4) Sixteen thousand three hundred sixty-nine of the shares subject to the option vest solely on the basis of employment with our company (4,092 on December 1, 1999, 2000, 2001 and 2002, respectively). Up to 19,643 of the shares subject to the option vest based upon the attainment of performance goals in 1999. Of those shares that become performance-vested, one-fourth become time-vested on December 1, 1999, 2000, 2001 and 2002, respectively. Up to 19,643 of the shares subject to the option vest based upon the attainment of performance goals in 2000. Of those shares that become performance vested, one-fourth become time-vested on December 1, 2000, 2001, 2002 and 2003, respectively. Up to 52,382 of the shares subject to the option vest based upon the attainment of performance goals in 2001. Of those shares that become performance-vested, one-fourth become time-vested on December 1, 2001, 2002, 2003 and 2004, respectively. Whether or not vested based on the attainment of performance goals, all of the performance-based options will become exercisable based on continued employment on December 1, 2003.
(5) In connection with Mr. Stack's resignation, Mr. Stack will continue to vest in these options through November 17, 2001, on the condition that he complies with various non-competition, non-solicitation and related covenants during the vesting period.

(6) In connection with Mr. Stack's resignation, these options were canceled.

Aggregate option exercises in fiscal 1998 and fiscal year-end option values

   The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1998.

   There was no public trading market for our common stock at December 31, 1998. Accordingly, these values of exercisable and unexercisable in-the-money options have been calculated on the basis of the fair market value of our common stock at December 31, 1998 ($3.82 per share) as determined by our board of directors, less the applicable exercise price per share multiplied by the number of shares underlying the options.

                                                                                       Value of unexercised
                                                 Number of securities                      in-the-money
                                                underlying unexercised                      options at
                           Shares             options at fiscal year-end                  fiscal year-end
                         acquired on  Value   ---------------------------------      -------------------------
Name                      exercise   realized Exercisable        Unexercisable       Exercisable Unexercisable
----                     ----------- -------- -------------      --------------      ----------- -------------
Larry G. Tanning........     --        --                 --                  --           --           --
Bipin Agarwal...........     --        --                 --                  --           --           --
P. Tracy Currie.........     --        --             131,365(1)          323,706(2)   $32,378      $32,378
Louis A. D'Alessandro...     --        --              40,924(3)          165,331(4)    22,590       22,590
Thomas J. Stack.........     --        --              14,324(5)          101,900(6)     5,647       16,943

--------

(1) The per share exercise price of these options was $2.90 for options to acquire 35,194 shares of common stock, and $3.82 for options to acquire 96,170 shares of common stock.

(2) The per share exercise price of these options was $2.90 for options to acquire 35,194 shares of common stock, and $3.82 for options to acquire 288,511 shares of common stock.

(3) The per share exercise price of these options was $2.90 for options to acquire 24,554 shares of common stock, and $3.82 for options to acquire 12,277 shares of common stock.

(4) The per share exercise price of these options was $2.90 for options to acquire 24,554 shares of common stock, and $3.82 for options to acquire 144,870 shares of common stock.

(5) The per share exercise price of these options was $2.90 for options to acquire 6,138 shares of common stock, and $3.82 for options to acquire 8,185 shares of common stock.

(6) The per share exercise price of these options was $2.90 for options to acquire 18,416 shares of common stock, and $3.82 for options to acquire 83,484 shares of common stock. In connection with Mr. Stack's resignation, 58,930 of these options with an exercise price of $3.82 per share were canceled.

Tanning Technology Corporation Amended 1999 Employee Stock Purchase Plan

   On      , 1999, our board of directors adopted and our stockholders approved the Tanning Technology Corporation Amended 1999 Qualified Stock Purchase Plan, which will become effective upon completion of this offering. We intend to administer the plan so that it qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The maximum number of shares of
Common Stock available for awards under the 1999 Stock Purchase Plan is    .

   The purpose of the plan is to strengthen our company by providing our employees and our subsidiaries' employees the opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock at a discount. These purchases will be funded through regular payroll deductions of up to 15% of a participant's gross cash wages for each pay period during an offering period. Each full-time employee may participate in the plan. An offering period to purchase shares of our common stock will begin on the date on which Tanning and the underwriters agree on the price per share in this offering and end on December 31, 1999. Thereafter, offering periods will commence on each January 1 and July 1.

   On the first day of each offering period, each participant is deemed to have been granted an option to purchase a number of shares of common stock which will have an aggregate purchase price equal to a percentage designated by the participant (between 1 and 15 percent) of his gross cash wages during such offering period. The purchase price for such shares will be the lower of 85% of the fair market value of the shares on the first day and the last day of the offering period. The maximum number of shares of common stock that a
participant may purchase during an offering period is     . Each participant
will automatically purchase shares on the last day of the offering period.

   A participant may reduce the percentage of payroll deductions once during an offering period. A participant may discontinue payroll deductions at any time during an offering period. If a participant discontinues payroll deductions, he may request that amounts previously withheld be returned without interest.

   The plan will be administered by the compensation committee of the board of directors. Its determinations will be conclusive and binding. The board of directors may amend or terminate the plan at any time; however, no such amendment or termination may adversely effect outstanding options. Termination of the plan will cause the termination of the then current offering period.

Tanning Technology Corporation 1999 Stock Option Plan

   On       , the board of directors adopted and our stockholders approved our
1999 Stock Option Plan, which will become effective upon completion of this offering.

   The 1999 Stock Option Plan provides for the granting of incentive stock options to our employees and nonqualified stock options to our employees, consultants and directors. The maximum number of shares of common stock
available for awards under the 1999 Stock Option Plan is     .

   The following is a summary description of the 1999 Stock Option Plan.

 Overview

   The 1999 Stock Option Plan provides our employees, consultants and directors with an opportunity to purchase our shares. The purpose of the plan is to retain the services of the optionees and to incentivize them to devote maximum efforts to our success and to align their interests with those of our stockholders.

 Administration

   The 1999 Stock Option Plan will be administered by a committee of the board of directors that consists of at least two non-employee members. The compensation committee of the board of directors is expected to serve as the committee.

   Generally, the committee (1) will select those persons to whom options will be granted, and (2) will determine the terms and conditions of options, including the purchase price per share and the vesting provisions. The committee will interpret the plan and its determinations will be final. The committee will have the authority to make amendments or modifications to outstanding options consistent with the plan's terms.

 Eligible individuals

   Any of our current or future employees, consultants or directors will be eligible to participate in the 1999 Stock Option Plan. There are approximately individuals currently eligible to participate in the plan.

 Shares subject to the 1999 Stock Option Plan

   The maximum number of shares available for the granting of options under the
1999 Stock Option Plan is     . The maximum number of shares that an eligible
individual may receive in respect of options granted in any calendar year is
   . If any option is exercised by tendering shares, either actually or by attestation as full or partial payment of the exercise price, the maximum number of shares available under the plan will be increased by the number of shares so tendered. Whenever any outstanding option expires, is canceled, is settled in cash or is otherwise terminated without having been exercised, the shares allocable to the expired, canceled, settled or otherwise terminated portion of the option may again be the subject of an option grant.

   Options will be designated as either incentive stock options, or ISOs, which are intended to qualify for special tax treatment, or nonqualified stock options. No employee may receive ISOs in respect of more than 1,000,000 shares of common stock. The per share exercise price of any option will be fixed by the committee at the time the option is granted. The per share exercise price of any ISO may not be less than 100% of the fair market value on the date the option is granted or 110% in the case of an ISO granted to a 10% stockholder. Each option is exercisable at such dates and in such installments as determined by the committee. Each option will be for a term will be determined by the committee.

   Except as otherwise determined by the committee, options will not be transferable except by will or the laws of descent and distribution.

   The purchase price for shares acquired pursuant to the exercise of an option must be paid in full concurrently with the exercise of the option. The purchase price may be paid in cash, or as otherwise determined by the committee.

   In the event of a merger of Tanning with or into another corporation, or the sale of substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation; provided, however, that the options shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to such options prior to such assumption or substitution. In the event that the successor corporation refuses to assume the option or substitute an equivalent option, the optionee shall have the right to exercise the option as to all of the shares subject to the option, including shares as to which it would not otherwise be exercisable. If an option is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, our company's secretary shall notify the optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period. For the purposes of this paragraph, the option shall be considered assumed if, following the merger or sale of assets, the option confers the right to purchase or receive, for each share subject to the option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares).

 Termination of employment

   Each option agreement will set forth the terms and conditions applicable to the option upon a termination of employment of the optionee.

 No additional rights

   An optionee will not have any rights to the underlying shares until the option is properly exercised. The 1999 Stock Option Plan does not give any person any rights with respect to shares except as provided in the plan. The plan does not limit in any way our right to terminate anyone's employment. It is also not evidence of any agreement or understanding that we will employ any person at any particular rate of compensation or for any particular period of time.

 Income tax withholding

   When an optionee recognizes taxable income in connection with the receipt of shares under the 1999 Stock Option Plan, the optionee must pay us an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by us prior to the issuance of such shares. We may deduct from any payment an amount equal to the withholding taxes in satisfaction of an optionee's obligation to pay withholding taxes. If permitted by the committee, in satisfaction of the obligation to pay withholding taxes, the optionee may elect to have withheld a portion of the shares then issuable to him or her having an aggregate fair market value equal to the withholding taxes.

 Adjustments upon change in capitalization

   In the event of a change in capitalization, the committee will adjust the maximum number and class of shares or other stock or securities with respect to which options may be granted under the 1999 Stock Option Plan or to any eligible individual in any calendar year and the number and class of shares or other stock or securities which are subject to outstanding options and the purchase price therefor.

 Effect of liquidation

   In the event of our liquidation, the 1999 Stock Option Plan and the related options issued will continue in effect in accordance with their respective terms. Following such a liquidation, each optionee will be entitled to receive in respect of each share subject to any outstanding option, upon the exercise of the option, the same number and kind of stock, securities or other consideration that each holder of a share was entitled to receive in the liquidation in respect of a share; provided that such stock, securities or other consideration will remain subject to all of the provisions which were applicable to the option prior to such liquidation.

 Pooling transactions

   In the event of a transaction which is intended to constitute a pooling transaction, we may take such actions as are specifically recommended by an independent accounting firm to the extent reasonably necessary to assure that the transaction will qualify as a pooling transaction. These actions may affect the terms and conditions of awards under the 1999 Stock Option Plan.

 Multiple agreements

   The terms of any option under the 1999 Stock Option Plan will be set forth in an agreement between us and the optionee.

 Amendment and termination

   The 1999 Stock Option Plan terminates on the day preceding the tenth anniversary of its adoption. The board of directors or the committee may at any time and from time to time amend, modify, suspend or terminate the 1999 Stock Option Plan. However, no such amendment, modification, suspension or termination may adversely alter any outstanding options without the consent of the optionee. In addition, amendments may require stockholder approval.

 Federal income tax consequences

   In general, an optionee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction. However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be treated as an adjustment to alternative minimum taxable income (unless the shares are sold in the same taxable year as exercise). In order for the exercise of an ISO to qualify as an ISO, an optionee generally must be an employee of Tanning or a subsidiary from the date the ISO is granted through the date three months before the date of exercise or one year preceding the date of exercise in the case of an optionee whose employment is terminated due to disability. The employment requirement does not apply where an optionee's employment is terminated upon death.

   If an optionee held the shares acquired upon exercise of an ISO for more than two years after the date of grant and for more than one year after the date of exercise, when the optionee disposes of the shares, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain. If an optionee disposes of the shares prior to satisfying these holding period requirements, the optionee will recognize ordinary income at the time of the sale, generally in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the option. The balance of any gain realized will be short-term or long-term capital gain. If the optionee sells the shares prior to satisfying the holding period requirements at a price below fair market value at the time the option was exercised, the amount of ordinary income will be limited to the amount realized on the sale over the exercise price of the option. In general, if we comply with applicable income reporting requirements, we will be allowed a business expense deduction to the extent an optionee recognizes ordinary income.

   In general, an optionee who receives a nonqualified stock option will not recognize income at the time of the grant of the option. Upon exercise of a nonqualified stock option, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. The basis in the shares acquired upon exercise of a nonqualified stock option will equal fair market value of such shares at the time of exercise. The holding period of the shares for capital gain purposes will begin on the date of exercise. In general, if we comply with applicable income reporting requirements, we will be entitled to a business expense deduction in the same amount as the optionee recognizes ordinary income. In the event of a sale of the shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally is taxed as capital gain or loss. However, any gain will be subject to reduced tax rates if the shares were held for more than twelve months.

   This discussion assumes that at the time of exercise, the sale of the shares would not subject an optionee to liability under Section 16(b) of the Exchange Act. Special rules may apply with respect to persons who may be subject to
Section 16(b). Optionees who are or may become subject to Section 16(b) should consult with their own advisors.

 Excise taxes

   Under certain circumstances, the accelerated vesting or exercise of options in connection with a change in control of Tanning may be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Internal Revenue Code. To the extent it is so considered, an optionee may be subject to a 20% excise tax and we may be denied a tax deduction.

                              CERTAIN TRANSACTIONS

Stock Purchase Agreement, Shareholder Agreement and Registration Rights
Agreement

   Tanning, Tanning's founders, and the TTC Investors Group are parties to a stock purchase agreement dated as of December 24, 1996, as amended. Under this agreement, the TTC Investors Group purchased an aggregate of 5,696,770 shares of our common stock for an aggregate consideration of $14.6 million.

   The parties to the stock purchase agreement have entered into an amended and restated shareholder agreement dated July , 1999, which provides, among other things:

  . the TTC Investors Group may nominate one director to our board of directors;

  . Courtney Rose Corporation, which is controlled by Larry G. Tanning, and WinSoft Corporation, which is controlled by Bipin Agarwal, each may nominate one director to our board of directors;

  . the TTC Investors Group may appoint one member to each of the audit and compensation committees; and

  . all of the parties to the shareholder agreement have agreed to vote the shares of common stock owned by them in favor of each other's nominees.

The rights of each person mentioned above will terminate when such person no longer owns at least ten percent of our common stock.

   The parties to the stock purchase agreement and Mr. Skelsey entered into an amended and restated registration rights agreement dated July , 1999, which provides, among other things:

  . the TTC Investors Group has the right to require the filing of one registration statement with the SEC during any 12 month period to register for sale shares of our common stock owned by it;

  . holders of a majority of the shares of our common stock held by Tanning's founders and Mr. Skelsey have the right to require the filing of a short-form registration statement with the SEC during any 12 month period to register for sale shares of our common stock owned by them;

  . Tanning has the right to participate in any of the registrations described above and sell shares of its common stock under such
     registration to the extent of   % of the shares to be sold in the
     offering; and

  . all parties to the registration rights agreement have rights to participate in registration statements filed by Tanning for the sale of common stock in an underwritten offering for its own account, subject to the ability of the underwriters to limit the number of shares included in the registration and giving priority to issuances by Tanning.

   The existence and exercise of these registration rights may make it more difficult for us to arrange future financing and may have an adverse effect on the market price of our common stock.

Transactions with Directors and Officers

   On September 1, 1998, Mr. Skelsey, a Director, joined Tanning as Executive Vice President and Chief Financial Officer. In connection with his employment, we granted Mr. Skelsey options to purchase 1,628,760 shares of our common stock at an exercise price of $3.82. Options to purchase 407,190 shares were immediately exercisable and the remaining options will vest over the next three years. Mr. Skelsey exercised 261,911 of these options in February 1999.

   Upon completion of this offering, we will lend on a recourse basis to each of Larry G. Tanning and Bipin Agarwal $250,000. These loans were entered into in connection with a significant reduction in the compensation of Messrs. Tanning and Agarwal pursuant to their revised employment agreements. The loans will bear interest at the lowest rate permitted by the IRS to avoid the imputation of interest income. The principal and all accrued interest on the loans will be repayable after two years.

   In 1996 and 1997, we repaid approximately $490,000 of remaining principal on notes evidencing financing arrangements entered into in 1995 with Hippeli Enterprises, Inc., Toni S. Hippeli Unitrust and V. Jerome Nickerson Unitrust. Toni S. Hippeli, one of our directors and the managing member of our predecessor, owns 50% of the capital stock of Hippeli Enterprises, Inc. and V. Jerome Nickerson, Ms. Hippeli's husband, owns the remaining 50%. Hippeli Enterprises, Inc. is a significant stockholder of Tanning. Ms. Hippeli and Mr. Nickerson are co-trustees of both Toni S. Hippeli Unitrust and V. Jerome Nickerson Unitrust.

   In connection with an agreement entered into between our company and Mr. Nickerson as of January 1997, Mr. Nickerson received a commission on the sale of a software product by one of our subsidiaries in the amount of approximately $100,000, of which approximately $85,000 has been paid, and $15,000 of which will be paid between now and September 1, 2000. In addition, Mr. Nickerson also received approximately $18,000 in wage compensation in 1998.

   We have employed Adesh Gupta, a brother-in-law of Bipin Agarwal, as a Practice Leader since January, 1997 and as a Consultant from October, 1994 until January, 1997. Mr. Agarwal is one of our directors and our Senior Vice President of Consulting Operations--North America, and also controls WinSoft Corporation, which is a significant stockholder of Tanning. In 1998, Mr. Gupta received approximately $245,000 in compensation.

   On April 7, 1997, we granted Mr. Gupta an option to acquire 327,389 shares of our common stock at a per share purchase price of $2.90 per share. Of these options, 245,542 vested upon the grant, 16,369 vested on April 7, 1998, 32,739 vested on April 7, 1999 and the remaining 32,739 will vest on April 7, 2000. On June 9, 1998, we granted Mr. Gupta an additional option to acquire 65,478 shares of our common stock at a per share purchase price of $3.82 per share. One-fourth of the shares subject to this option vested on June 9, 1999, and the remaining three-fourths will vest in equal installments on each of June 9, 2000, 2001 and 2002.

   Mark W. Tanning, brother of Larry G. Tanning, has served as our Vice President--Human Resources and Administration since January 1997. Larry Tanning is our Chairman of the Board, President and Chief Executive Officer, and also controls Courtney Rose Corporation, which is a significant holder of our stock. In 1998, Mark Tanning received $212,280 in compensation. In addition, we have entered into an employment agreement with Mark Tanning dated February 1, 1999. Pursuant to the agreement, Mr. Tanning receives an annual salary of $180,000, and for fiscal 1999 is eligible to receive a bonus of between 16% to 87% of his annual salary upon attainment of performance goals, which is based upon the attainment of performance targets involving the following: (1) global revenue,
(2) global earnings (before deductions for interest and taxes), and (3) management and organizational objectives.

   Under the employment agreement, Mr. Tanning was granted an option to acquire 91,667 shares of our common stock at a per share purchase price of $3.82, which vests (up to a maximum of 19,643 shares in 1999, 32,738 shares in 2000, and 39,286 shares in 2001) based upon Mr. Tanning's attainment of the performance goals on which his cash bonus is based. Whether or not vested based on the attainment of performance goals, all of the performance-based options will become exercisable based on continued employment on December 1, 2003. The employment agreement also contains customary non-competition, non-solicitation, and non-disclosure covenants. Mr. Tanning was also granted an option to purchase 49,107 shares of our common stock at a purchase price of $2.90 per share. One-fourth of the shares subject to the option vested on each of June 1, 1997, February 1, 1998, and February 1, 1999. The remaining one-fourth is scheduled to vest on February 1, 2000.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information regarding the beneficial ownership of our common stock as of June 25, 1999 and as adjusted to reflect the sale of our common stock offered hereby by (1) each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) known by us to own beneficially 5% or more of our common stock, (2) our directors and Named Executive Officers and
(3) all of our directors and executive officers as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 15,606,002 shares of common stock outstanding as of June 25, 1999, and 19,606,202 shares of common stock outstanding as of the completion of this offering, respectively.

   In the table below, unless otherwise noted, the address of our significant stockholders is c/o our company.




                           Number of shares
                           of common stock
                          beneficially owned         Percentage owned          Number of  Number of
                             prior to and    -------------------------------- exercisable  excluded
Name                        after offering   Prior to offering After offering options(1)  options(2)
----                      ------------------ ----------------- -------------- ----------- ----------
TTC Investors I LLC(3)..        984,237             6.3%             5.0%           --          --
TTC Investors II
 LLC(3).................      4,143,022            26.5             21.1            --          --
AEA Tanning Investors
 Inc.(3)................      5,696,770            36.5             29.0            --          --
Courtney Rose
 Corporation............      3,715,240            23.8             18.9            --          --
Larry G. Tanning(4).....      3,715,240            23.8             18.9            --          --
WinSoft Corporation.....      2,322,021            14.9             11.8            --          --
Bipin Agarwal(5)........      2,322,021            14.9             11.8            --          --
Stephen Brobst..........      2,322,021            14.9             11.8            --          --
Hippeli Enterprises,
 Inc....................      1,161,010             7.4              5.9            --          --
Toni S. Hippeli(6)......      1,161,010             7.4              5.9            --          --
Henry F. Skelsey(7).....        407,190             2.6              2.1        145,279   1,221,570
P. Tracy Currie.........        245,133             1.6              1.2        245,133     209,938
Louis A. D'Alessandro...         54,183              *                *          53,201     153,054
Thomas J. Stack(8)......         22,508              *                *          22,508      34,785
Christopher P.
 Mahan(7)(9)............            --               *                *             --          --
Joseph P. Roebuck.......         16,369              *                *             --       32,739
Michael E.
 Shanahan(10)...........         16,369              *                *             --       32,739
All directors and
 executive officers as a
 group (16
 persons)(11)...........      8,092,697            51.8             41.2        598,714   2,208,647

--------
*Represents beneficial ownership of less than one percent.

 (1) Shows shares of our common stock issuable upon exercise of options that are currently exercisable or are exercisable within 60 days of June 25, 1999 and that are included in the total number of shares beneficially owned.

 (2) Shows shares of our common stock issuable upon exercise of options that will not be exercisable within 60 days of June 25, 1999 and that are not included in the total number of shares beneficially owned.

 (3) AEA Tanning Investors Inc. is the managing member of TTC Investors I LLC, TTC Investors II LLC, TTC Investors IA LLC, which holds 108,986 shares of our common stock, and TTC Investors IIA LLC, which holds 460,525 shares of our common stock, and accordingly may be deemed to beneficially own the shares held by these entities. AEA Tanning Investors Inc. is a wholly owned subsidiary of AEA Investors Inc. The address for each member of the TTC Investors Group is c/o AEA Investors Inc., Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

 (4) Includes 3,715,240 shares that Mr. Tanning is deemed to beneficially own as the controlling investor of Courtney Rose Corporation.

 (5) Includes 2,322,021 shares that Mr. Agarwal is deemed to beneficially own as the controlling investor of WinSoft Corporation.

 (6) Includes 1,161,010 shares that Ms. Hippeli is deemed to beneficially own as a controlling investor of Hippeli Enterprises. Ms. Hippeli and her husband, Jerome Nickerson, each own 50% of the outstanding shares of common stock of Hippeli Enterprises. Mr. Nickerson disclaims beneficial ownership of the shares of our common stock owned by Hippeli Enterprises.


 (7) Mr. Skelsey and Mr. Mahan are each members of two of the limited liability companies constituting the TTC Investors Group. Neither Mr. Skelsey nor Mr. Mahan has voting or investment power over the shares of common stock owned by the TTC Investors Group as a result of the memberships and therefore neither is deemed to have beneficial ownership of the shares as a result of the memberships. Each of Mr. Skelsey's and Mr. Mahan's indirect ownership interest in our company through his memberships in the limited liability companies constituting the TTC Investors Group is less than one percent.

 (8) Mr. Stack is no longer employed by us. See "Management--Employment and non-competition agreements."



 (9) Mr. Mahan's total excludes 5,696,770 shares of our common stock owned by the TTC Investors Group. Mr. Mahan is a director of AEA Tanning Investors. Mr. Mahan disclaims beneficial ownership of the shares beneficially owned by the TTC Investors Group.

(10) Mr. Shanahan has agreed to serve on our board of directors upon completion of this offering.

(11) See footnotes 4 through 6 above.

                          DESCRIPTION OF CAPITAL STOCK

   We intend to amend our certificate of incorporation and bylaws prior to the completion of this offering. The forms of our certificate of incorporation and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. The following summarizes the terms and provisions of our capital stock upon the closing of this offering. The summary is not complete, and you should read the forms of our certificate of incorporation and bylaws.

   Upon the closing of this offering, our authorized capital stock will consist of 50 million shares, $0.01 par value per share, of common stock and 5 million shares, par value $0.01 per share, of preferred stock.

Common stock

   Each share of our common stock will be identical in all respects and will entitle its holder to the same rights and privileges enjoyed by all other holders of shares of common stock and will subject them to the same qualifications, limitations and restrictions to which all other holders of common stock will be subject.

 Voting rights

   Holders of our common stock will be entitled to one vote per share on all matters to be voted on by our stockholders. Holders of common stock will not have cumulative rights, so that holders of a plurality of the shares of common stock present at a meeting at which a quorum is present will be able to elect all of our directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding common stock will constitute a quorum.

 Dividends

   Holders of our common stock will be entitled to receive ratably such dividends, if any, as are declared by our board of directors out of funds legally available for the declaration of dividends, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.

 Liquidation

   Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding.

 Other provisions

   The holders of our common stock will have no preemptive or other subscription rights to purchase common stock, and there will be no redemptive rights or sinking fund provisions.

Preferred stock

   Our board of directors will be authorized to issue preferred stock in one or more series and to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of each series. Because the board of directors will have the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, including voting rights, senior to the rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Tanning.

Limitation on directors' liabilities

   Our certificate of incorporation will limit the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

  . for any transaction from which the director derived an improper personal benefit.

Anti-takeover effects of our certificate of incorporation and bylaws and provisions of Delaware law

   Our certificate of incorporation, bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may make the acquisition of control of Tanning by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult.

 Section 203 of the Delaware General Corporation Law

   We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

   A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between Tanning and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

  . our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and

  . the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

 Staggered board

   Our certificate of incorporation will provide that the number of directors shall be fixed from time to time by a resolution of our board of directors. Our certificate of incorporation will also provide that the board of directors shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. As permitted by the Delaware General Corporation Law, the members of our classified board of directors will only be removable from office by our stockholders for cause. Vacancies on the board of directors shall be filled by a majority of the remaining directors, or by a sole remaining director, or by our stockholders if the vacancy was caused by the action of our stockholders.

 Advance notice provision

   Our certificate of incorporation and bylaws will provide that stockholders must follow an advance notification procedure to nominate candidates for the board of directors and to propose business to be conducted at an annual meeting.

 Special meetings of stockholders; written consent provision

   Our certificate of incorporation will provide that special meetings of our stockholders may be called only by the board of directors, the chairman of the board or the president. Our certificate of incorporation will also remove our stockholders' ability to act by written consent. These provisions may render it more difficult for stockholders to take action opposed by the board of directors.

 Adoption, amendment or repeal of bylaws

   Our certificate of incorporation will limit the ability of our stockholders to adopt, amend or repeal our bylaws. Specifically, any adoption, amendment or repeal of a bylaw by our stockholders will require passage by a supermajority vote.

 Supermajority approvals

   The provisions of our certificate of incorporation referred to above will not be able to be altered without supermajority approval by our stockholders.

Transfer agent and registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, 19,606,002 shares of common stock will be outstanding or 20,206,002 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 4,600,000 shares of common stock, assuming the underwriters exercise their over-allotment option in full, sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of Tanning as that term is defined in Rule 144 under the Securities Act. All of the shares of common stock outstanding prior to this offering are "restricted securities," as such term is defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of common stock acquired in this offering by Tanning Affiliates.

   We, our officers and directors and our existing stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of any stock option plans in effect on the date of this prospectus, issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus, employee stock purchases pursuant to the terms of a plan in effect on the date of this prospectus or the issuance of shares pursuant to the exercise of any other stock options outstanding on the date of this prospectus.

   In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of common stock are aggregated), including persons who may be deemed Tanning Affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of

  (1) one percent of the then-outstanding shares of common stock, which equals approximately 1,960,600 shares immediately after this offering, and

  (2) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

   Sales under Rule 144 are also subject to certain restrictions as to the manner of sale, notice requirements and the availability of current public information about us. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from us or the date they were acquired from a Tanning Affiliate, a stockholder who is not a Tanning Affiliate at the time of sale and who has not been a Tanning Affiliate for at least three months prior to the sale would be entitled to sell shares of common stock in the public market immediately without compliance with the foregoing requirements under Rule 144. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description.

   In addition, any employee, director or officer of, or consultant to Tanning who acquired shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits Tanning Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the date of this prospectus.

   Immediately following this offering, none of the 15,606,002 "restricted securities" will be available for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described above, shares acquired
upon exercise of options issued under our stock option plans and purchases under our employee stock purchase plans will be outstanding and eligible for sale in reliance upon Rule 701. Additional shares may be available if options are exercised in the 180-day period following the date of this prospectus. Shares of our common stock issued in reliance on Rule 701 may be resold by holders who are not Tanning Affiliates under Rule 144 without compliance with the holding period, amount and notice limitations and by holders who are Tanning Affiliates under Rule 144 without compliance with the holding period limitation. Following this offering, we intend to file a registration statement
on Form S-8 under the Securities Act to register    shares of common stock
reserved or to be available for issuance pursuant to our stock option plans. Shares of common stock acquired upon exercise of options issued under our stock option plans generally will be available for sale in the open market by holders who are not Tanning Affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are Tanning Affiliates, unless such shares are subject to the contractual restrictions described above. Simultaneously with the effectiveness of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock reserved for issuance under our employee stock purchase plan. Shares of our common stock issued under our employee stock purchase plan generally will be available for sale in the open market by holders who are not Tanning Affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are Tanning Affiliates, unless such shares are subject to the contractual restrictions described above.

   Tanning, Tanning's founders, the TTC Investors Group and Mr. Skelsey are parties to an amended and restated registration rights agreement dated July , 1999, which provides the parties with the right to register the sale of shares owned by them. These rights cover a significant amount of the shares of our common stock and will also cover any shares obtained by parties to the registration rights agreement. Registration of these shares of our common stock would permit the sale of these shares without regard to the restrictions of Rule 144. For a further discussion of these registration rights, see "Certain Transactions--Stock Purchase Agreement, Shareholder Agreement and Registration Rights Agreement."

   Prior to this offering, there has been no public market for our common stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issuable upon the exercise of stock options) in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for our common stock and our ability to raise equity capital in the future. See "Risk Factors--Risks Related to this Offering--The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price."

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person other than:

  .  a citizen or individual resident of the United States,

  . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations,

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

  . a trust, in general, if it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

   An individual may, subject to certain exceptions, be treated as a resident of the United States for U.S. federal income tax purposes, instead of a nonresident, by, among other things, being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year--counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are subject to U.S. federal tax as if they were U.S. citizens.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences,

  . specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including, if the Non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level,

  . the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder,

  . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities, or

  . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000:

  . a Non-U.S. Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

  . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

  .  look-through rules will apply for tiered partnerships.

   A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on disposition of common stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

  . the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Tanning believes that it has not been, is not currently, and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

Federal estate tax

   Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under certain circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with applicable U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payment of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

   Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated    , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., CIBC World Markets Corp., ING Baring Furman Selz LLC, and Adams, Harkness & Hill, Inc., are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
     Underwriters                                                       shares
     ------------                                                      ---------
Credit Suisse First Boston Corporation................................
Salomon Smith Barney Inc. ............................................
CIBC World Markets Corp. .............................................
ING Barings LLC.......................................................
Adams, Harkness & Hill, Inc. .........................................
  Total...............................................................
                                                                       ---------
                                                                       4,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and the selling group members may allow a discount of $    per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the discounts and commissions and estimated expenses that we will pay.

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per share over-allotment over-allotment
                                        --------- -------------- --------------
Underwriting discounts and commissions
 paid by us...........................    $           $              $
Expenses payable by us................    $           $              $

   The underwriters have informed us that they do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the common stock being offered.

   We, our officers and directors and our existing stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into to exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of any plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus, employee stock purchases pursuant to the terms of a plan in effect on the date of this prospectus or the issuance of shares pursuant to the exercise of any other stock options outstanding on the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares of common stock for employees and certain other persons associated with Tanning who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq National Market under the symbol "TANN."

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. Among the principal factors considered in determining the initial public offering price will be:

  . the information in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history of and prospects for the industry in which we will compete;

  .  our past and present operations;

  .  our past and present earnings and current financial position;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

  . the general condition of the securities markets at the time of this offering; and

  .  other relevant factors.

   We can offer no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

      The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to Tanning and the dealer from whom such purchase confirmation is received that: (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale restrictions."

Rights of action (Ontario purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of legal rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and eligibility for investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York will pass upon the validity of the issuance of the shares of common stock offered hereby. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Tanning Technology Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Tanning and the shares of common stock offered by this prospectus, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 or on the Internet at http://www.sec.gov. You may obtain a copy of this registration statement from the SEC's public reference room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

   As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1997 and at March 31,
 1999 (unaudited).........................................................  F-3
Consolidated Statements of Income for the years ended December 31, 1998,
 1997 and 1996 and for the periods ended March 31, 1999 and 1998
 (unaudited)..............................................................  F-5
Consolidated Statements of Stockholders'/Members' Equity for the years ended December 31, 1998, 1997 and 1996 and for the period ended March 31,
 1999 (unaudited).........................................................  F-6
Consolidated Statements of Cash Flows for the years ended December 31,
 1998, 1997 and 1996 and for the periods ended March 31, 1999 and 1998
 (unaudited)..............................................................  F-7
Notes to Consolidated Financial Statements................................  F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
 Tanning Technology Corporation

   We have audited the accompanying consolidated balance sheets of Tanning Technology Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders'/members' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tanning Technology Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Denver, Colorado

February 26,
1999, except
for Note 4, as
to which the
date is May
17, 1999

                         TANNING TECHNOLOGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents............. $ 7,768,636  $10,446,111  $ 7,183,218
  Accounts receivable--trade, net of
   allowance for doubtful accounts of
   $300,464, $956,656 and $685,714 at
   December 31, 1997, December 31, 1998
   and March 31, 1999, respectively.....   5,357,057    9,225,153   13,181,568
  Accounts receivable--other............     106,306      152,743      253,228
  Income taxes receivable...............     603,500          --           --
  Deferred income taxes.................     314,152      417,315      558,209
  Prepaid expenses and other assets.....      77,206      344,867      362,956
                                         -----------  -----------  -----------
Total current assets....................  14,226,857   20,586,189   21,539,179
Property and equipment, at cost:
  Computer equipment....................   1,733,839    2,081,553    2,276,574
  Office furniture and equipment........   1,117,970    1,342,097    1,452,385
  Computer software.....................     211,477      917,757    1,045,597
  Leasehold improvements................     179,215      258,484      379,074
                                         -----------  -----------  -----------
                                           3,242,501    4,599,891    5,153,630
  Less accumulated depreciation and
   amortization.........................    (636,184)  (1,384,859)  (1,668,807)
                                         -----------  -----------  -----------
                                           2,606,317    3,215,032    3,484,823
Deposits and other long-term assets.....      12,948      121,854       93,437
                                         -----------  -----------  -----------
Total assets............................ $16,846,122  $23,923,075  $25,117,439
                                         ===========  ===========  ===========

                         TANNING TECHNOLOGY CORPORATION

                                               December 31,
                                          ------------------------   March 31,
                                             1997         1998         1999
                                          -----------  -----------  -----------
                                                                    (unaudited)
Liabilities and stockholders'/members'
 equity
Current liabilities:
  Accounts payable......................  $ 1,094,373  $ 1,554,871  $ 1,861,699
  Accrued compensation..................    1,410,116    2,280,842    1,599,651
  Accrued distribution to former
   members..............................          --       165,257      165,257
  Other accrued liabilities.............      457,863      629,190      317,856
  Deferred revenue......................       45,000      400,146      375,000
  Income taxes payable..................       15,223    1,432,518    1,511,205
  Current portion of long-term debt.....    1,000,000      118,670      121,014
                                          -----------  -----------  -----------
Total current liabilities...............    4,022,575    6,581,494    5,951,682
Deferred income taxes...................       86,867       87,291       98,205
Long-term debt, net of current portion..          --       460,183      428,766
Minority interest.......................          --        22,062       43,235
Commitments and contingencies...........
Stockholders'/members' equity:
  Common stock:
  Class A shares, $0.01 par value:
    Authorized shares--9,520,293
    Issued and outstanding shares--
     9,520,293 at December 31, 1997,
     December 31, 1998 and March 31,
     1999...............................       58,159      290,795      290,795
  Class B shares, $0.01 par value:
    Authorized shares--5,696,770
    Issued and outstanding shares--
     5,127,259 at December 31, 1997;
     5,696,770 at December 31, 1998 and
     March 31, 1999.....................       26,700      151,376      151,376
  Class C shares, $0.01 par value:
    Authorized shares--8,536,568
    Issued and outstanding shares--none
     at December 31, 1997 and 1998;
     281,555 at March 31, 1999..........          --           --         8,600
  Additional paid-in capital............   12,800,772   14,178,203   15,226,603
  Retained earnings (deficit)...........     (143,543)   2,159,428    2,978,635
  Accumulated comprehensive income
   (loss)...............................       (5,408)      (7,757)     (60,458)
                                          -----------  -----------  -----------
Total stockholders'/members' equity.....   12,736,680   16,772,045   18,595,551
                                          -----------  -----------  -----------
Total liabilities and
 stockholders'/members' equity..........  $16,846,122  $23,923,075  $25,117,439
                                          ===========  ===========  ===========


                            See accompanying notes.

                         TANNING TECHNOLOGY CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   Three months ended
                               Years ended December 31,                 March 31,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                 (unaudited)  (unaudited)
Services revenue........  $12,762,915  $25,235,268  $30,313,139  $4,613,213   $11,305,049
Product sales...........       46,150      872,038    2,975,417     569,800           --
                          -----------  -----------  -----------  ----------   -----------
Net revenues............   12,809,065   26,107,306   33,288,556   5,183,013    11,305,049
Operating expenses:
  Project personnel
   costs................    6,569,108   14,722,065   14,941,164   2,888,509     5,492,295
  Selling, marketing and
   administrative
   expenses.............    2,054,581    7,855,759   12,177,973   2,320,677     4,678,763
  Product development
   costs................      431,000    1,608,178    2,785,723     819,858           --
  Management fees--
   related parties......      901,932       73,000          --          --            --
  Sign-on bonus related
   to stock purchase
   agreement............          --     2,117,664          --          --            --
                          -----------  -----------  -----------  ----------   -----------
    Total operating
     expenses...........    9,956,621   26,376,666   29,904,860   6,029,044    10,171,058
                          -----------  -----------  -----------  ----------   -----------
Income (loss) from
 operations.............    2,852,444     (269,360)   3,383,696    (846,031)    1,133,991
Other income (expense):
  Interest income.......       10,648      291,292      333,195      89,894       120,003
  Interest expense......      (89,397)     (69,765)     (81,576)    (16,387)      (12,039)
  Other.................       49,260      (90,589)      33,979      23,008        54,850
                          -----------  -----------  -----------  ----------   -----------
Income (loss) before
 provision for (benefit
 from) income taxes.....    2,822,955     (138,422)   3,669,294    (749,516)    1,296,805
Provision for (benefit
 from) income taxes.....          --      (211,829)   1,366,323    (278,820)      477,598
                          -----------  -----------  -----------  ----------   -----------
Net income (loss).......  $ 2,822,955  $    73,407  $ 2,302,971  $ (470,696)  $   819,207
                          ===========  ===========  ===========  ==========   ===========
Basic earnings (loss)
 per share..............               $      0.01  $      0.15  $    (0.03)  $      0.05
                                       ===========  ===========  ==========   ===========
Basic weighted average
 shares outstanding.....                13,718,710   14,968,974  14,647,552    15,345,327
                                       ===========  ===========  ==========   ===========
Diluted earnings (loss)
 per share..............               $      0.01  $      0.15  $    (0.03)  $      0.05
                                       ===========  ===========  ==========   ===========
Diluted weighted average
 shares outstanding.....                13,718,710   15,232,236  14,647,552    16,323,342
                                       ===========  ===========  ==========   ===========



                            See accompanying notes.

                        TANNING TECHNOLOGY CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS'/MEMBERS' EQUITY

                                                    Class A            Class B          Class C
                      Member                      common stock       common stock     common stock  Additional    Retained
                   contributions  Accumulated  ------------------ ------------------ --------------   paid-in     earnings
                  (distributions)  earnings     Shares    Amount   Shares    Amount  Shares  Amount   capital    (deficit)
                  --------------- -----------  --------- -------- --------- -------- ------- ------ -----------  ----------
Balance,
December 31,
1995............    $   145,424   $  954,176         --  $    --        --  $    --      --  $  --  $       --   $      --
Member
distributions...     (3,852,063)         --          --       --        --       --      --     --          --          --
Net income......            --     2,822,955         --       --        --       --      --     --          --          --
Foreign currency
translation.....            --           --          --       --        --       --      --     --          --          --
Comprehensive
income..........
                    -----------   ----------   --------- -------- --------- -------- ------- ------ -----------  ----------
Balance,
December 31,
1996............     (3,706,639)   3,777,131         --       --        --       --      --     --          --          --
Member
distributions...       (977,455)         --          --       --        --       --      --     --          --          --
Member
contributions,
net.............        838,565          --          --       --        --       --      --     --          --          --
Net income and
comprehensive
income for month
ended January
31, 1997........            --       216,950         --       --        --       --      --     --          --          --
Conversion to C
corporation and
sale of common
stock...........      3,845,529   (3,994,081)  9,520,293    2,763 3,657,342      927     --     --    9,233,851         --
                    -----------   ----------   --------- -------- --------- -------- ------- ------ -----------  ----------
Balance, January
31, 1997........            --           --    9,520,293    2,763 3,657,342      927     --     --    9,233,851         --
Stock split,
March 17, 1997..            --           --          --    55,396       --    17,927     --     --      (73,323)        --
Sale of common
stock...........            --           --          --       --  1,469,917    7,846     --     --    3,640,244         --
Net loss for the
11 months ended
December 31,
1997............            --           --          --       --        --       --      --     --          --     (143,543)
Foreign currency
translation.....            --           --          --       --        --       --      --     --          --          --
Comprehensive
income (loss)...
                    -----------   ----------   --------- -------- --------- -------- ------- ------ -----------  ----------
Balance,
December 31,
1997............            --           --    9,520,293   58,159 5,127,259   26,700     --     --   12,800,772    (143,543)
Stock split,
April 30, 1998..            --           --          --   232,636       --   109,476     --     --     (342,112)        --
Sale of common
stock...........            --           --          --       --    569,511   15,200     --     --    1,884,800         --
Distribution to
former members
of Tanning
Technology
Group, LLC......            --           --          --       --        --       --      --     --     (165,257)        --
Net income......            --           --          --       --        --       --      --     --          --    2,302,971
Foreign currency
translation.....            --           --          --       --        --       --      --     --          --          --
Comprehensive
income..........
                    -----------   ----------   --------- -------- --------- -------- ------- ------ -----------  ----------
Balance,
December 31,
1998............            --           --    9,520,293  290,795 5,696,770  151,376     --     --   14,178,203   2,159,428
Exercised stock
options
(unaudited).....            --           --          --       --        --       --  281,555  8,600   1,048,400         --
Net income for
three months
ended March 31,
1999
(unaudited).....            --           --          --       --        --       --      --     --          --      819,207
Foreign currency
translation
(unaudited).....            --           --          --       --        --       --      --     --          --          --
Comprehensive
income
(unaudited).....
                    -----------   ----------   --------- -------- --------- -------- ------- ------ -----------  ----------
Balance, March
31, 1999
(unaudited).....    $       --    $      --    9,520,293 $290,795 5,696,770 $151,376 281,555 $8,600 $15,226,603  $2,978,635
                    ===========   ==========   ========= ======== ========= ======== ======= ====== ===========  ==========
                                    Total
                   Accumulated  stockholders'/
                  comprehensive    members'
                  income (loss)     equity
                  ------------- --------------
Balance,
December 31,
1995............    $    --      $ 1,099,600
Member
distributions...         --       (3,852,063)
Net income......         --        2,822,955
Foreign currency
translation.....      12,079          12,079
                                --------------
Comprehensive
income..........                   2,835,034
                  ------------- --------------
Balance,
December 31,
1996............      12,079          82,571
Member
distributions...         --         (977,455)
Member
contributions,
net.............         --          838,565
Net income and
comprehensive
income for month
ended January
31, 1997........         --          216,950
Conversion to C
corporation and
sale of common
stock...........     (12,079)      9,076,910
                  ------------- --------------
Balance, January
31, 1997........         --        9,237,541
Stock split,
March 17, 1997..         --              --
Sale of common
stock...........         --        3,648,090
Net loss for the
11 months ended
December 31,
1997............         --         (143,543)
Foreign currency
translation.....      (5,408)         (5,408)
                                --------------
Comprehensive
income (loss)...                    (148,951)
                  ------------- --------------
Balance,
December 31,
1997............      (5,408)     12,736,680
Stock split,
April 30, 1998..         --              --
Sale of common
stock...........         --        1,900,000
Distribution to
former members
of Tanning
Technology
Group, LLC......         --         (165,257)
Net income......         --        2,302,971
Foreign currency
translation.....      (2,349)         (2,349)
                                --------------
Comprehensive
income..........                   2,300,622
                  ------------- --------------
Balance,
December 31,
1998............      (7,757)     16,772,045
Exercised stock
options
(unaudited).....         --        1,057,000
Net income for
three months
ended March 31,
1999
(unaudited).....         --          819,207
Foreign currency
translation
(unaudited).....     (52,701)        (52,701)
                                --------------
Comprehensive
income
(unaudited).....                     766,506
                  ------------- --------------
Balance, March
31, 1999
(unaudited).....    $(60,458)    $18,595,551
                  ============= ==============

                            See accompanying notes.

                         TANNING TECHNOLOGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Three months ended
                                Year ended December 31,                 March 31,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                 (unaudited)  (unaudited)
Operating activities
Net income (loss).......  $ 2,822,955  $    73,407  $ 2,302,971  $  (470,696) $   819,207
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
 Loss on disposal of
  equipment.............          --           --       128,609          --           --
 Depreciation and
  amortization..........      150,055      443,977      916,699      179,286      283,948
 Deferred income
  taxes.................          --      (227,285)    (102,739)     (43,656)         --
 Minority interest......          --           --        22,062          --        21,173
 Changes in operating
  assets and
  liabilities:
   Accounts receivable--
    trade...............   (2,575,031)  (5,036,989)  (3,868,096)    (321,469)  (3,956,415)
   Accounts receivable--
    other...............          --       (54,442)     (46,437)      44,148     (100,485)
   Income taxes
    receivable..........          --      (603,500)     603,500     (433,770)         --
   Prepaid expenses and
    other assets........     (124,649)       6,634     (267,661)     (19,287)     (18,089)
   Deposits and other
    long-term assets....        6,901          744     (108,906)        (516)      28,417
   Accounts payable.....      265,540      746,104      460,498     (266,362)     306,828
   Accrued
    compensation........      257,783    1,072,000      870,726     (539,592)    (681,191)
   Deferred revenue.....          --        45,000      355,146       63,750      (25,146)
   Other accrued
    liabilities.........      461,331     (265,892)     171,327       (8,578)    (311,334)
   Income taxes
    payable.............          --        15,223    1,417,295      199,560      (51,293)
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............    1,264,885   (3,785,019)   2,854,994   (1,617,182)  (3,684,380)
Investing activities
Purchase of property and
 equipment, net.........     (858,702)  (1,899,060)  (1,654,023)    (441,292)    (553,739)
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 investing activities...     (858,702)  (1,899,060)  (1,654,023)    (441,292)    (553,739)
Financing activities
Principal payments under
 capital lease
 obligations............     (189,364)     (40,471)         --           --           --
Principal payments on
 long-term debt.........          --      (700,000)  (1,073,478)         --       (29,073)
Principal payments on
 notes payable--related
 parties................     (363,455)         --           --           --           --
Borrowings on long-term
 debt...................    1,700,000          --       652,331      652,331          --
Exercise of stock
 options................          --           --           --           --     1,057,000
Proceeds from issuance
 of common stock........          --    12,725,000    1,900,000          --           --
Distributions to
 members, net...........          --      (138,890)         --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 financing activities...    1,147,181   11,845,639    1,478,853      652,331    1,027,927
Effect of exchange rate
 on cash................       12,079       (5,408)      (2,349)      (1,110)     (52,701)
                          -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............    1,565,443    6,156,152    2,677,475   (1,407,253)  (3,262,893)
Cash and cash
 equivalents at
 beginning of period....       47,041    1,612,484    7,768,636    7,768,636   10,446,111
                          -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $ 1,612,484  $ 7,768,636  $10,446,111  $ 6,361,383  $ 7,183,218
                          ===========  ===========  ===========  ===========  ===========
Supplemental disclosures
 of cash flow
 information
Cash paid for interest..  $    35,866  $    40,026  $   163,897  $    16,387  $    12,039
Cash paid for income
 taxes..................          --       603,723       30,686          --       478,324

Supplemental disclosures of noncash investing and financing transactions

  During 1997 and 1996, the Company distributed $977,455 and $3,852,063, respectively, of its accounts receivable to its members.


                            See accompanying notes.

                         TANNING TECHNOLOGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

1.BUSINESS AND ORGANIZATION

   Tanning Technology Corporation (the "Company") is an information technology services provider that architects, builds and deploys enterprise solutions for corporations throughout the world. The Company specializes in large, complex, integrated solutions that incorporate online transaction processing and very large databases. Internet technologies are a central part of the Company's solutions, enabling direct interaction among customers and business partners on the World Wide Web and among employees within organizations on their private intranets.

   Tanning Technology Group, LLC ("TTG") was formed under the laws of the state of Colorado on February 8, 1995, as a result of the combination of Courtney Rose Corporation, WinSoft Corporation, Strategic Technologies and Systems, and Hippeli Enterprises. The assets and liabilities contributed by the members were recorded at historical cost as reflected on the accounts of the respective entities prior to the formation of TTG.

   On December 24, 1996, TTG entered into a Stock Purchase Agreement with AEA Tanning Investors Inc. (AEA Tanning Investors Inc., together with certain limited liability companies of which it is the managing member, the "TTC Investors Group"). As a result of this agreement, on January 31, 1997 TTG effected a series of transactions whereby TTG was merged into Tanning Technology Corporation, a Delaware corporation newly formed in conjunction with this transaction. The membership interests of the members of TTG were converted into shares of Class A common stock of the Company. On the same date, the TTC Investors Group purchased 3,657,342 shares of Class B common stock from the Company for $9,076,910 and purchased directly from the former members of TTG $3,648,090 of accounts receivable that had been distributed to the members of TTG (see Note 7). On June 6, 1997, the TTC Investors Group purchased an additional 1,469,917 shares of Class B common stock from the Company for $3,648,090, which was comprised of $3,126,636 cash and accounts receivable with a value of $521,454. On June 9, 1998, the TTC Investors Group purchased an additional 569,511 shares of Class B common stock from the Company for $1,900,000.

   The Company's wholly-owned direct subsidiaries include Nextek Software Corp. and a United Kingdom subsidiary, Tanning Technology Europe Limited ("TTEL"). During 1998, the Company established a 51% owned Indian subsidiary, Tanning Technology India Pvt Ltd ("TTI"). The operating results of TTI are not material to the consolidated results of operations. Nextek Software Corporation sold the rights to certain developed software during 1998 and has no current plans for future product sales.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   The accompanying financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

Limited Liability Company ("LLC")

   An LLC is an unincorporated association of two or more persons, whose members have limited personal liability for the obligations or debts of the entity. For federal income tax purposes, the Company was classified as an LLC through January 31, 1997, at which time the Company converted from an LLC to a C Corporation.

                         TANNING TECHNOLOGY CORPORATION

Revenue Recognition

   Substantially all of the Company's contracts are billed on a time and materials basis. Under time and materials contracts, the Company recognizes revenue as services are provided. In addition, the Company is generally reimbursed for reasonable expenses incurred under its contracts. The Company recognizes revenue for fixed price contracts on a percentage of completion basis. The Company recognizes revenue from its software sales in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Financial Position 97-2, Software Revenue Recognition, which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions.

Cash and Cash Equivalents

   The Company considers all highly liquid investments (including money market accounts) with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

   Property and equipment is stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases, is based on the straight-line method over the following estimated useful lives:

     Computer equipment.................................... 5 years
     Office furniture and equipment........................ 7 years
     Computer software..................................... 3 years
     Leasehold improvements................................ Lesser of the life of the improvement
                                                            or the related asset

Income Taxes

   The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes, which requires that the Company account for income taxes using the liability method. Under SFAS No. 109, deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting purposes. Upon completion of the merger of TTG with the Company (see Note 1), the LLC status was terminated and the Company began providing for current and deferred income taxes as a C corporation. Accordingly, the consolidated statement of income for the year ended December 31, 1997 includes a one-time credit (included in benefit from income taxes) of approximately $70,000 to record the related deferred tax asset. Prior to the conversion to a C corporation, no provision for income taxes was provided since members included their distributive shares of revenue and deductions of the limited liability company in their personal capacities, pursuant to election under Subchapter K of the Internal Revenue Code.

Foreign Currency Translation

   The financial statements of TTEL are prepared in pound sterling and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of income. Translation adjustments are reflected as foreign currency translation adjustments within comprehensive income in stockholders'/members' equity and accordingly have no effect on net income. Transaction adjustments for TTEL are included in income. Foreign currency transaction adjustments are not material to income.

                         TANNING TECHNOLOGY CORPORATION

Fair Value of Financial Instruments

   The carrying amounts of the Company's cash and cash equivalents, receivables, payables and accrued expenses approximate fair value due to the short maturity of these instruments. The fair value of the Company's long-term debt approximates carrying value and was estimated by discounting future cash flows using rates currently available for debt with similar terms and remaining maturities.

Sales to Significant Customers

   The Company provides services to a small number of customers. Two customers accounted for 31% each of total revenues in 1996. Two customers accounted for 40% and 22%, respectively, of total revenues in 1997. Two customers accounted for 28% and 11%, respectively, of total revenues in 1998. Four customers accounted for 31%, 12%, 12% and 12%, respectively, of total revenues for the first three months of 1999. The Company performs periodic credit evaluations of its customers' financial condition and collateral generally is not required. Overall credit losses are within management's expectations.

Accounting Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of SFAS No. 123.

Earnings Per Share

   The Company has adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS 128 requires entities to present both basic earnings per share ("EPS") and diluted EPS. Basic EPS excludes dilution and is computed by dividing income
(loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential dilution of securities exercisable into common stock was computed using the treasury stock method based on the average fair market value of the stock. EPS for 1996 is not presented since there were no shares outstanding due to the Company's status as an LLC. The following table reflects the basic and diluted weighted average shares.

                            Years ended December 31 Three months ended March 31
                            ----------------------- ---------------------------
                               1997        1998         1998          1999
                            ----------- ----------- ------------- -------------
Weighted-average shares
 outstanding..............   13,718,710  14,968,974    14,647,552    15,345,327
Dilutive impact of options
 outstanding..............          --      263,262           --        978,015
                            ----------- ----------- ------------- -------------
Weighted-average shares
 and potential dilutive
 shares outstanding.......   13,718,710  15,232,236    14,647,552    16,323,342
                            =========== =========== ============= =============

                         TANNING TECHNOLOGY CORPORATION

Reclassifications

   Certain of the prior year amounts have been reclassified to conform with the 1998 presentation.

Interim Financial Information

   The financial statements as of and for the three months ended March 31, 1998 and 1999, are unaudited; however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

3.LONG-TERM DEBT

   Long-term debt consists of the following:

                                                 December 31,
                                              --------------------   March 31,
                                                 1997       1998       1999
                                              ----------  --------  -----------
                                                                    (unaudited)
   Note and security agreements with bank,
    interest at 8.71%, principal and
    interest payable over sixty equal
    monthly installments....................  $      --   $578,853   $549,780
   Unsecured loan, interest at 6%, principal
    and accrued interest paid in full in
    1998....................................   1,000,000       --         --
   Less current portion.....................  (1,000,000) (118,670)  (121,014)
                                              ----------  --------   --------
   Long-term debt...........................  $      --   $460,183   $428,766
                                              ==========  ========   ========

   The proceeds from the note and security agreements (the "Notes") totaling $652,331 were used by the Company to purchase office furniture and fixtures. The Notes are collateralized by the purchased assets.

4.STOCKHOLDERS'/MEMBERS' EQUITY

   On May 17, 1999, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering of shares of its common stock. In connection with the planned initial public offering, the Company intends to effect a 1 for 3.05 reverse stock split of its Class A and Class C common shares; and a 1 for 2.67 reverse stock split of its Class B common shares, and each share of Class A, Class B and Class C common stock will be converted into one class of voting common stock. All references to common shares in the accompanying financial statements reflect the Company's anticipated reverse stock splits, but not the conversion to one class of common stock, retroactively applied to all periods presented.

   On March 17, 1997, the Board of Directors declared a 21.053:1 stock split of the Company's Class A and B common stock, effected in the form of a stock dividend of 20.053 shares of Class A and B common stock for each one share issued and outstanding. Class A and B common stock issued and additional paid-in capital as of December 31, 1997 have been restated to reflect this split. The number of shares issued at December 31, 1997, after giving effect to both the purchases by the TTC Investors Group and the stock splits, was 9,520,293, 5,127,259 and 0 of Class A, B and C common stock, respectively.

   Effective April 30, 1998, the Board of Directors declared a 5:1 stock split of the Company's Class A and B common stock, effected in the form of a stock dividend of 4 shares of Class A and B common stock for each one share issued and outstanding. The split was effected so that no change was made to the par value of all

                         TANNING TECHNOLOGY CORPORATION
outstanding shares. In conjunction with the stock split, each outstanding stock option granted under the Stock Option Plan was also increased while the exercise price of each stock option was decreased by the corresponding 5:1 ratio.

   In July 1998, the number of authorized shares of Class C nonvoting common stock was increased to 8,536,568. The number of shares issued at December 31, 1998, after giving effect to both the stock splits and the purchases by the TTC Investors Group, was 9,520,293, 5,696,770 and 0 of Class A, B and C common stock, respectively. As of March 31, 1999 there were 9,520,293, 5,696,770 and 281,555 shares issued and outstanding of Class A, B and C common stock, respectively.

5.INCOME TAXES

   The components of income tax expense (benefit) are as follows:

                                                              December 31,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
   Provision for (benefit from) income taxes:
     Current:
       Federal........................................... $     --   $  268,823
       State.............................................     2,903      68,352
       Foreign...........................................    12,553   1,131,887
                                                          ---------  ----------
     Total current.......................................    15,456   1,469,062
     Deferred:
       Federal...........................................  (194,058)    (86,379)
       State.............................................   (33,227)    (16,360)
                                                          ---------  ----------
     Total deferred......................................  (227,285)   (102,739)
                                                          ---------  ----------
   Provision (benefit) from income taxes................. $(211,829) $1,366,323
                                                          =========  ==========

   The components of the deferred tax benefit, which arise from timing differences between financial and tax reporting, are presented below:

                                                             December 31,
                                                         ---------------------
                                                            1997       1998
                                                         ----------  ---------
   Allowance for uncollectible accounts................. $ (121,328) $(237,109)
   Accrued bonuses......................................   (141,330)   141,330
   Accrued vacation.....................................    (20,770)   (10,462)
   Deferred revenue.....................................    (18,171)     8,364
   Foreign tax credit...................................    (12,553)       --
   Net operating loss carryforward......................    (41,215)    41,215
   Accelerated depreciation.............................    130,752    (43,461)
   Deferred state income taxes..........................     (2,670)    17,139
   Organization costs...................................        --     (19,755)
                                                         ----------  ---------
                                                         $(227,285)  $(102,739)
                                                         ==========  =========

                         TANNING TECHNOLOGY CORPORATION

   Variation from the federal statutory rate is as follows:

                                                            December 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
   Expected provision for (benefit from) federal
    income taxes at statutory rate of 34%.............  $  (47,063) $1,247,561
   Election of C corporation status...................     (69,681)        --
   Tanning Technology Group, LLC income nontaxable due
    to LLC status.....................................     (86,780)        --
   Permanent differences..............................         --       25,892
   State tax benefit, net of federal benefit..........      (8,305)     34,315
   Other..............................................         --       58,555
                                                        ----------  ----------
                                                        $(211,829)  $1,366,323
                                                        ==========  ==========

   The components of the net deferred income tax asset are as follows:

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
   Deferred tax assets:
     Allowance for uncollectible accounts.................... $121,328 $358,436
     Accrued bonuses.........................................  141,330      --
     Accrued vacation........................................   20,770   31,232
     Deferred revenue........................................   18,171    9,807
     Foreign tax credit......................................   12,553   12,553
     Net operating loss carryforward.........................   41,215      --
     Other...................................................    2,670   19,756
                                                              -------- --------
                                                               358,037  431,784
   Deferred tax liabilities:
     Deferred state income taxes.............................      --    14,469
     Accelerated depreciation................................  130,752   87,291
                                                              -------- --------
   Deferred tax asset, net................................... $227,285 $330,024
                                                              ======== ========

   For the year ended December 31, 1998, income before income taxes for domestic and foreign operations was $521,137 and $3,148,157, respectively. For the year ended December 31, 1997, income (loss) before income taxes for domestic and foreign operations was $164,074 and $(302,496), respectively.

6.LEASES
   The Company leases equipment and office space. Rental expense under operating leases included in selling, marketing and administrative expenses was $1,153,562, $601,341 and $250,593 for the years ended December 31, 1998, 1997, and 1996, respectively.

   The following represents the future minimum lease payments for all noncancelable operating leases at December 31, 1998:

     1999........................................................... $1,654,502
     2000...........................................................  1,731,424
     2001...........................................................  1,390,055
     2002...........................................................  1,407,827
     2003...........................................................  1,437,480
                                                                     ----------
     Total minimum lease payments................................... $7,621,288
                                                                     ==========

   During 1997, all capital leases, which were substantially with members of the Company, were paid in full.

                         TANNING TECHNOLOGY CORPORATION

7.RELATED PARTY TRANSACTIONS

   In conjunction with the Stock Purchase Agreement with the TTC Investors Group (see Note 1), the Company entered into employment agreements with certain stockholders of the Company on January 31, 1997. These employment agreements are for three years and consist of annual minimum salary payments of $950,000 (in the aggregate for the employees who are party to these agreements) plus annual bonuses, as defined. In connection with the initial public offering, the Company intends to amend these agreements to change the annual salary payments to $570,000 (in the aggregate for the employees who are party to these agreements) plus annual bonuses. In addition, in February 1997 the Company paid sign-on bonuses totaling $1,573,212 to certain stockholders of the Company and $544,452 to certain employees of the Company.

   On January 24, 1997, TTG distributed $977,455 of accounts receivable balances which were generated from January 1997 sales in the United States, to its members. The amount distributed of $977,455 is included in member distributions in the accompanying consolidated statement of stockholders'/members' equity.

   Effective December 31, 1998, the Company agreed to distribute $165,257 to the former members of TTG. This distribution was for reimbursement of taxes paid by the members resulting from the conversion of an LLC to a C Corporation on January 31, 1997.

   The Company incurred management fees of $0, $73,000, and $901,932 to certain of its members for the years ended December 31, 1998, 1997, and 1996, respectively.

   Receivable balances, owed to the Company by employees, totaled $66,024, $60,753 and $68,566 at December 31, 1998 and 1997, and March 31, 1999,
respectively.

8.COMMITMENTS AND CONTINGENCIES

   During 1997, the Company entered into an agreement with two individuals whereby these individuals would receive commissions and royalties earned on sales made by Nextek Software Corporation as defined in the agreement. The Company incurred royalty and commission expenses of $104,569 and $28,210 related to this agreement for the years ended December 31, 1998 and 1997, respectively.

9.EMPLOYEE BENEFIT PLAN

   The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees age twenty-one or older are eligible to participate in the plan upon employment with the Company and may elect to defer up to 15 percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the retirement plan agreement, the Company, at its discretion, may make voluntary contributions to the plan. Each employee must complete one year of service, as defined, in order to receive any voluntary contributions made by the Company. Total employer contributions to the plan for the two-month period ended March 31, 1999 were $38,626. No employer contributions were made to the plan in either 1998 or 1997.

10.STOCK OPTIONS

   Effective February 1, 1997, the Company adopted the Tanning Technology Corporation Stock Option Plan (the "1997 Plan"). Under the provisions of the 1997 Plan, nonqualified stock options may be granted by a committee of the Board of Directors at its discretion to key employees, officers or independent contractors of the Company. The Company's 1997 Plan authorized the grant of options for up to 3,289,094 shares of Class C nonvoting common stock. All awards are for the right to purchase one share of Class C nonvoting common

                         TANNING TECHNOLOGY CORPORATION
stock at a price to be determined by the committee. Generally, all options vest over a period of 3-4 years. All options, once vested, are exercisable until February 1, 2007, at which time the 1997 Plan shall terminate.

   Effective July 24, 1998, the Company adopted the Tanning Technology Corporation 1998 Stock Option Plan (the "1998 Plan"). The 1998 plan, which carries similar terms and conditions as the 1997 plan, authorizes the grant of options for up to 5,247,474 shares of Class C nonvoting common stock. All options granted under the 1998 Plan, once vested, are exercisable until July 24, 2008, at which time the 1998 Plan shall terminate.

   Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 1998 and 1997, respectively: risk-free interest rates of 4.64%-5.36% and 5.77%; dividend yields of 0; volatility factors of 0 and a weighted-average expected life of the option of 5 years.

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net income (loss) and earnings per share was as follows:

                                                          Year ended December
                                                                  31,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
     Net income (loss)................................... $(149,000) $2,047,000
                                                          =========  ==========
     Basic earnings (loss) per share..................... $   (0.01) $     0.14
                                                          =========  ==========
     Diluted earnings (loss) per share................... $   (0.01) $     0.13
                                                          =========  ==========

                         TANNING TECHNOLOGY CORPORATION

   A summary of the Company's stock option activity, and related information, for the year ended December 31, 1998, follows:

                                                                Weighted-average
                                                      Options    exercise price
                                                     ---------  ----------------
   Outstanding January 1, 1997......................       --        $ --
   Granted.......................................... 1,934,869        2.90
   Exercised........................................       --          --
   Forfeited........................................  (130,956)       2.90
                                                     ---------
   Outstanding December 31, 1997.................... 1,803,913        2.90
   Granted.......................................... 3,846,330        3.79
   Exercised........................................       --          --
   Forfeited........................................  (318,386)       2.90
                                                     ---------
   Outstanding December 31, 1998.................... 5,331,857        3.57
   Granted..........................................   352,108        4.25
   Exercised........................................  (281,555)       3.76
   Forfeited........................................       --          --
                                                     ---------
   Outstanding March 31, 1999....................... 5,402,410        3.60
                                                     =========
   Exercisable at December 31, 1997.................   356,445        2.90
                                                     =========
   Exercisable at December 31, 1998................. 1,106,780        3.36
                                                     =========

   The weighted-average fair value of options granted during the years ended December 31, 1998 and 1997, was $0.86 and $0.73, respectively. The range of exercise prices for options outstanding as of December 31, 1998, is $2.90- $3.82. The weighted-average remaining contractual lives of outstanding options is 9.3 years.

11.SEGMENT REPORTING

   During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all years and periods presented.

   SFAS 131 also requires the disclosure of certain financial information pertaining to geographic areas. Long-lived assets located outside of the United States are not material. Information about the Company's revenues by geographic area is as follows (in thousands):

                                             December 31,         March 31,
                                        ----------------------- --------------
                                         1996    1997    1998    1998   1999
                                        ------- ------- ------- ------ -------
   Revenues from external customers:
   United States....................... $12,352 $23,139 $22,811 $4,089 $ 7,319
   Denmark.............................     --    1,532   9,595    845   3,476
   UK and other Europe.................     457   1,436     883    249     510
                                        ------- ------- ------- ------ -------
   Total............................... $12,809 $26,107 $33,289 $5,183 $11,305
                                        ======= ======= ======= ====== =======

                         TANNING TECHNOLOGY CORPORATION

12.EMPLOYEE STOCK PURCHASE PLAN

   In March 1999, the Company established the Tanning Technology Corporation 1999 Qualified Stock Purchase Plan (the "Plan"). The Company intends that the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Employees scheduled to work at least 20 hours per week and who have completed at least three months of continuous full-time employment in the service of the Company are eligible to participate in the Plan. Under the Plan, eligible employees can purchase shares, subject to limitations, of the Company's Class C nonvoting common stock at a discount not to exceed 15% of the market price as defined. No purchases were made as of March 31, 1999. On April 15, 1999, the Company issued 59,094 shares of Class C nonvoting common stock in conjunction with this plan.

                                 [TANNING LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth expenses and costs payable by Tanning (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

                                                                        Amount
                                                                        -------
       Registration fee under Securities Act........................... $15,985
       NASD filing fee.................................................   6,250
       The Nasdaq National Market fees.................................     *
       Legal fees and expenses.........................................     *
       Accounting fees and expenses....................................     *
       Printing and engraving expenses.................................     *
       Registrar and transfer agent fees...............................     *
       Miscellaneous expenses..........................................     *
                                                                        -------
         Total......................................................... $
                                                                        =======

--------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

   Tanning's bylaws currently, and Tanning's certificate of incorporation and bylaws, as they will be amended and restated immediately prior to this offering, require Tanning to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director of the officer of Tanning or is or was serving at the request of Tanning as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Tanning. Tanning will also be able to grant indemnification to its other employees or agents. The amended and restated certificate of incorporation and bylaws will also require Tanning to advance expenses, as incurred, to its directors, officers and other agents and employees in connection with a legal proceeding, to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The amended and restated certificate of incorporation and bylaws will also permit Tanning to enter into indemnification agreements with its directors and officers and to obtain director and officer liability insurance.

   As permitted by Section 102(b)(7) of the DGCL, Tanning's certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

   Tanning has obtained primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of Tanning, may also pay amounts for which Tanning has granted indemnification to the directors or officers.

   Additionally, reference is made to the Underwriting Agreement that will be filed as Exhibit 1.1 to this registration statement, which provides for indemnification by the Underwriters of Tanning, its directors and officers who sign the registration statement and persons who control Tanning, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   Since January 31, 1997, we have issued and sold the securities listed below. All sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D or Rule 701 promulgated under the Securities Act and were made without general solicitation or advertising. All share numbers set forth below reflect the stock splits described in Note 1 to the Financial Statements, which are included in the prospectus.

  1. On January 31, 1997, we issued and sold 3,657,342 shares of common stock to the "TTC Investors Group," which consists of TTC Investors I LLC, TTC Investors IA LLC, TTC Investors II LLC and TTC Investors IIA LLC, for aggregate consideration of $9,076,910.

  2. On June 6, 1997, we issued and sold 1,469,917 shares of common stock to the TTC Investors Group for aggregate consideration of $3,648,090.

  3. On June 9, 1998, we issued and sold 569,511 shares of common stock to the TTC Investors Group for aggregate consideration of $1,900,000.

  4. We have granted stock options to employees, consultants, directors and other service providers pursuant to our 1997 stock option plan and our 1998 stock option plan and we have sold common stock pursuant to options exercised under this plan.

  5. We have issued and sold common stock to our employees pursuant to our 1999 stock purchase plan.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

   The following documents are filed as exhibits to this registration statement:

 Exhibit Description
 ------- -----------
 1.1     Form of Underwriting Agreement*
 3.1     Certificate of Incorporation of Tanning, as amended and restated*
 3.2     Bylaws of Tanning, as amended and restated*
 4.1     Form of certificate of common stock*
 4.2     Form of Amended and Restated Registration Rights Agreement by and
         among Tanning, Courtney Rose Corporation, WinSoft Corporation, Hippeli
         Enterprises, Inc., Larry Tanning, Bipin Agarwal, Toni Hippeli, Stephen
         Brobst, Henry Skelsey, AEA Tanning Investors Inc., TTC Investors I
         LLC, TTC Investors II LLC, TTC Investors IA LLC and TTC Investors IIA
         LLC*
 5.1     Opinion of Fried, Frank, Harris, Shriver & Jacobson*

 Exhibit Description
 ------- -----------
 10.1    Stock Purchase Agreement, dated as of December 24, 1996, by and among
         Tanning Technology Group, L.L.C., Courtney Rose Corporation, WinSoft
         Corporation, Hippeli Enterprises, Inc., Stephen Brobst, Larry Tanning,
         Bipin Agarwal, Toni Hippeli and AEA Tanning Investors Inc.
 10.2    Supplement to Stock Purchase Agreement, dated as of January 31, 1997
 10.3    Amendment No. 1 to Stock Purchase Agreement, dated as of June 9, 1998, by and among Tanning, Courtney Rose Corporation, WinSoft Corporation,
         Hippeli Enterprises, Inc., Stephen Brobst, Larry Tanning, Bipin
         Agarwal, Toni Hippeli, AEA Tanning Investors Inc., TTC Investors I
         LLC, TTC Investors II LLC, TTC Investors IA LLC and TTC Investors IIA
         LLC
 10.4    Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Larry Tanning, dated as of June  , 1999*
 10.5    Promissory Note, dated as of July  , 1999, in the amount of $250,000, made by Larry Tanning in favor of Tanning*
 10.6    Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Bipin Agarwal, dated as of June  , 1999*
 10.7    Promissory Note, dated as of July  , 1999, in the amount of $250,000, made by Bipin Agarwal in favor of Tanning*
 10.8    Employment, Confidentiality and Non-Competition Agreement between
         Tanning and P. Tracy Currie, dated as of June 1, 1997*
 10.9    Employment and Expatriate Assignment Agreement between Tanning and P.
         Tracy Currie, dated November 15, 1998*
 10.10   Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Louis A. D'Alessandro, dated as of February 1, 1999*
 10.11   Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Henry F. Skelsey, dated as of July 16, 1998*
 10.12   Employment, Confidentiality and Non-Competition Agreement between
         Tanning and John Piccone, dated as of April 1, 1999*
 10.13   Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Mark Tanning, dated as of January 1, 1999*
 10.14   Employment, Confidentiality and Non-Competition Agreement between
         Tanning and Philip Purver, dated as of April 15, 1999*
 10.15   Separation Agreement and Release between Tanning and Thomas J. Stack, dated as of May 14, 1999*
 10.16   Stock Option Plan*
 10.17   1998 Stock Option Plan*
 10.18   1999 Qualified Stock Purchase Plan, as amended*
 10.19   1999 Stock Option Plan*
 10.20   Form of Amended and Restated Shareholder Agreement by and among
         Tanning, Courtney Rose Corporation, WinSoft Corporation, Hippeli
         Enterprises, Inc., Larry Tanning, Bipin Agarwal, Toni Hippeli, AEA
         Tanning Investors Inc., TTC Investors I LLC, TTC Investors II LLC, TTC
         Investors IA LLC and TTC Investors IIA LLC*
 10.21   Lease Agreement, dated as of January 31, 1995, between HD Delaware
         Properties, Inc. and Tanning for premises at 4600 South Ulster Street
 10.22   Amendment No. 1 to Lease, dated as of September 15, 1995, by and between HMS Office, Limited Partnership and Tanning for premises at
         4600 South Ulster Street
 10.23   Amendment No. 2 to Lease, dated as of March 6, 1996, by and between
         HMS Office, L.P. and Tanning for premises at 4600 South Ulster Street

 Exhibit Description
 ------- -----------
 10.24   Amendment No. 3 to Lease, dated as of November 27, 1996, by and between HMS Office, L.P. and Tanning for premises at 4600 South Ulster
         Street
 10.25   Amendment No. 4 to Lease, dated as of July 11, 1997, by and between
         HMS Office, L.P. and Tanning for premises at 4600 South Ulster Street
 10.26   Lease, dated as of June 3, 1998, by and between Denver Hines
         Development, LLC and Tanning for premises at 4600 South Syracuse
         Street
 10.27   Amendment No. 1 to Lease, dated as of March 11, 1999, by and between
         Denver Hines Development, LLC and Tanning for premises at 4600 South
         Syracuse Street
 10.28   Amendment No. 2 to Lease, dated as of May 28, 1999, by and between
         Denver Hines Development, LLC and Tanning for premises at 4600 South
         Syracuse Street
 21.1    Subsidiaries of Tanning
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above)*
 24.1    Power of Attorney (included on signature page of this registration statement)**
 27.1    Financial data schedule**

--------
 * To be filed by amendment.

** Previously filed.

   (b) Financial Statement Schedule

   Schedule II -- Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 25, 1999.

                                         TANNING TECHNOLOGY CORPORATION

                                                    /s/ Larry G. Tanning
                                         By: __________________________________
                                                     Larry G. Tanning
                                                 Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                           Title                     Date

    /s/ Larry G. Tanning        President, Chief Executive
------------------------------   Officer and Director            June 25, 1999
       Larry G. Tanning          (Principal Executive
                                 Officer)

                                Executive Vice President,
            *                    Chief Financial Officer and
------------------------------   Director (Principal
       Henry F. Skelsey          Financial and Accounting
                                 Officer)

                                Director
            *
------------------------------
        Bipin Agarwal

                                Director
            *
------------------------------
       Toni S. Hippeli

                                Director
            *
------------------------------
     Christopher P. Mahan

                                Director
            *
------------------------------
      Joseph P. Roebuck

    /s/ Larry G. Tanning                                         June 25, 1999
*By: ____________________
    Larry G. Tanning

    Attorney-in-fact

                   Report of Independent Auditors on Schedule

Board of Directors and Stockholders
 Tanning Technology Corporation

   We have audited the consolidated financial statements of Tanning Technology Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 26, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             Ernst & Young LLP

Denver, Colorado
February 26, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                           Additions
                                                         --------------
                                                         Charged
                                    Beginning               to           Ending
                                     Balance  Deductions Expense  Other Balance
                                    --------- ---------- -------- ----- --------
Period Ending December 31, 1996
 Allowance for Doubtful Accounts... $    --    $    --   $    --   --   $    --
Period Ending December 31, 1997
 Allowance for Doubtful Accounts... $    --    $234,323  $534,787  --   $300,464
Period Ending December 31, 1998
 Allowance for Doubtful Accounts... $300,464   $111,395  $767,587  --   $956,656

                                      S-2